UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MIRANT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mirant Corporation

Notice of 2009 Annual Meeting

and Proxy Statement

Notice of Annual Meeting of Stockholders – May 7, 2009

The 2009 Annual Meeting of Stockholders of Mirant Corporation will be held at 8:00 a.m., Eastern Daylight Time, on Thursday, May 7, 2009, at Mirant’s corporate headquarters, 1155 Perimeter Center West, Atlanta, GA 30338-5416, for the following purposes:

(1)	To elect nine members of the Board of Directors nominated by the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountant for 2009;

(3)	To act upon the stockholder proposal described in the attached Proxy Statement; and

(4)	To transact such other business as may properly be brought before the meeting and any and all adjournments or postponements thereof.

In accordance with our Bylaws and action by our Board of Directors, stockholders owning Mirant common stock at the close of business on March 9, 2009, are entitled to attend and vote at the meeting.

If you plan to attend the meeting in person, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

The Proxy Statement, Annual Report and proxy form are included in this mailing.

Even if you plan to attend the meeting, please provide us your voting instructions in one of the following ways as soon as possible:

(1)	Internet – use the Internet address noted on the proxy form and on the previously sent notice to stockholders

(2)	Telephone – use the toll-free number on the proxy form

(3)	Mail – mark, sign, and date the proxy form and return in the enclosed postage-paid envelope

By order of the Board of Directors,

Julia A. Houston

Corporate Secretary

March 27, 2009

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 7, 2009 — the Proxy Statement and our 2008 Annual Report are available at http://www.mirant.com under “Investor Relations,” then “Financial Information,” then “Annual Reports.”

Directions

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From the airport or downtown Atlanta: Take I-85 North to GA 400 North to Exit 5A Dunwoody. Turn right and follow Abernathy Road which becomes Perimeter Center West. Turn right at the 3rd light into the entrance of 1155 Perimeter Center West. The parking deck entrance is on the left just past the building. Visitor parking is on the 3rd level (entry level) of the parking deck.

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From I-285: Take Exit 29 Ashford Dunwoody Road going north toward Perimeter Mall. Turn left at the 5th traffic light onto Perimeter Center West. Turn left at the 6th traffic light into the entrance of 1155 Perimeter Center West. The parking deck entrance is on the left just past the building. Visitor parking is on the 3rd level of the parking deck.

General Information

Why am I receiving this Proxy Statement?

You are receiving this Proxy Statement and proxy card because you own shares of Mirant common stock. This Proxy Statement describes issues on which we would like you to vote at our annual meeting of stockholders. It also gives you information on these issues so that you can make an informed decision. The Board of Directors of Mirant Corporation is soliciting your proxy for the 2009 Annual Meeting of Stockholders and any adjournments thereof. The meeting will be held at 8:00 a.m., Eastern Daylight Time, on Thursday, May 7, 2009, at Mirant’s corporate headquarters, 1155 Perimeter Center West, Atlanta, GA 30338-5416. This Proxy Statement and proxy form initially are being provided to stockholders on or about March 27, 2009.

What is being voted upon at the meeting?

The election of nine directors for a one-year term, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountant for 2009 and a stockholder proposal are being voted on at the meeting. We are not aware of any other matters to be presented to the meeting; however, the holders of the proxies will vote in their discretion on any other matters properly presented.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

1.	FOR each of the nominees to the Board of Directors;

2.	FOR ratification of the appointment of KPMG LLP as our independent registered public accountant for 2009; and

3.	AGAINST the stockholder proposal.

How do I give voting instructions?

You may give your voting instructions by the Internet, by telephone, by mail or in person at the meeting. Instructions on how to vote are on the proxy form and on the Notice of Internet Availability of Proxy Materials previously sent to stockholders. The proxy committee named on the enclosed proxy form will vote all properly executed proxies that are delivered pursuant to this solicitation and not subsequently revoked in accordance with your voting instructions. If you hold shares through a bank or broker, please refer to your proxy card or the information forwarded by your bank or broker to see which options are available to you.

Can I change my vote?

Yes, you may revoke your proxy by submitting a subsequent proxy, by voting in person at the meeting, or by written request received by Mirant’s Corporate Secretary prior to the Annual Meeting.

Who is entitled to vote at the meeting?

All stockholders of record as of the close of business on the record date of March 9, 2009, may vote. On that date, there were 143,336,554 shares of Mirant Corporation common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

How much does each share count?

Each share counts as one vote. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all nine director nominees, FOR the ratification of the appointment of our independent registered public accountant for 2009, and AGAINST the stockholder proposal.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you hold your shares directly and not in street name through a bank or broker, and do not vote your shares using the Internet, by telephone or by signing and returning a proxy card, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the election of directors and the ratification of the appointment of our independent registered public accountant described in this Proxy Statement. Thus, with respect to these matters, if you do not vote your shares, your bank or broker may vote your shares on your behalf. On non-routine matters, such as the stockholder proposal described in this Proxy Statement, a bank or broker may not cast a vote, absent specific voting instructions from you. This is referred to as a “broker non-vote” in this Proxy Statement.

What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the Annual Meeting. For the purpose of determining whether or not a quorum exists, abstentions and broker non-votes are counted as shares present or represented by proxy.

What are the voting requirements for electing members of our Board of Directors?

The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withhold authority” with respect to the election of directors. Only votes “for” or “withhold authority” are counted in determining whether a plurality has been cast in favor of a director.

What are the voting requirements for ratification of the appointment of KPMG LLP as our independent registered public accountant for 2009?

The affirmative vote of a majority of the shares present and entitled to vote is required for the ratification of the appointment of KPMG LLP as our independent registered public accountant for 2009. You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent registered public accountant. Abstentions will have the effect of votes cast against the ratification of the appointment of our independent registered public accountant.

What are the voting requirements for approval of the stockholder proposal?

The affirmative vote of a majority of the shares present and entitled to vote is required to approve the stockholder proposal. You may vote “for,” “against” or “abstain” with respect to the stockholder proposal. Abstentions will have the effect of votes cast against the approval of the stockholder proposal. Broker non-votes will have no effect on the outcome of the vote.

What does it mean if I get more than one proxy form?

You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, Mellon Investor Services, online at www.melloninvestor.com or by calling (866) 463-1222.

Who pays the expense of soliciting proxies?

Mirant pays the cost of soliciting proxies. The officers or other employees of Mirant or its subsidiaries may solicit proxies in person or by telephone, electronic transmission or facsimile transmission. Such officers or other employees will not receive any additional compensation for these activities.

Will a list of stockholders entitled to vote at the meeting be available?

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at our corporate headquarters on May 7, 2009, and will be accessible for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

Item No. 1 — Election of Directors

Director and Nominee Information

All of the nominees for director currently are directors of Mirant. The following table sets forth information regarding the names, ages and business experience of the current directors, other directorships held by them, and the length of their service as directors of Mirant. Additional biographical information regarding our directors is available on our website at http://www.mirant.com.

Unless otherwise instructed, the persons named on the enclosed proxy form will vote each properly executed proxy for the election of the nominees outlined below as directors for a one-year term ending in 2010. If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event, the proxy would be voted for the substitute nominee.

The affirmative vote of a plurality of shares present and entitled to vote is required for the election of directors. The director nominee with the most votes for a particular slot is elected for that slot.

The Board of Directors recommends a vote FOR the nine nominees listed below.

Name	Age	Position and Experience
Thomas W. Cason	66	Director and Audit Committee Chairman of Mirant since 2006. Owned and managed five agricultural equipment dealerships until retirement in December 2006 (1991-2006). Former Senior Vice President and Chief Financial Officer (1989-1990) of Baker Hughes Incorporated; Controller and Vice President, Finance (1977-1989) of various Baker Hughes subsidiaries. After retiring from Baker Hughes, he held various executive management positions with Key Tronic Incorporated. He also held a number of auditing positions during his seven-year career with Arthur Young & Company. Mr. Cason is also a director of Transocean Ltd.
A. D. (Pete) Correll	67	Director of Mirant since 2000. Lead Director and Nominating and Governance Committee Chairman of Mirant since 2006. Chairman (2007- Present) of Atlanta Equity Investors, LLC, a private equity firm that specializes in recapitalization, outright purchases and growth capital investments in middle markets; Retired Chairman of the Board (1993-2006), Chief Executive Officer (1993-2005), and President (1991-2002) of Georgia-Pacific Corporation, manufacturer and distributor of building products, pulp and paper. Mr. Correll is also a director of Norfolk Southern Corporation and SunTrust Banks, Inc.
Terry G. Dallas	58	Director of Mirant since 2006. Former Executive Vice President and Chief Financial Officer (2000-2005) of Unocal Corporation.
Thomas H. Johnson	59	Director and Compensation Committee Chairman of Mirant since 2006. Managing Partner (2005- Present) of THJ Investments, LP, a private investment entity. Retired Chairman (2000-2005) and President and Chief Executive Officer (1997-2005) of Chesapeake Corporation, a specialty packaging manufacturer; Former President and Chief Executive Officer (1989-2007) of Riverwood International, an integrated forest products company. He is also a director of Coca-Cola Enterprises, Universal Corporation and ModusLink Global Solutions, Inc.
John T. Miller	62	Director of Mirant since 2006. Former Chief Financial Officer (1998-2001) and Chief Executive Officer and director (2001-2005) of American Ref-Fuel Company, operator of waste-to-energy generation facilities in the northeastern United States. Mr. Miller is also a director of Highstar Waste Holdings Corp., Future Fuels LLC and Advanced Disposal Services, Inc.

Name	Age	Position and Experience
Edward R. Muller	57	Chairman, President and Chief Executive Officer of Mirant since 2005. Former President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. Mr. Muller is also a director of Transocean Ltd.
Robert C. Murray	63	Director of Mirant since 2006. Former Chairman (2002-2004) and Interim Chief Executive Officer (2002-2003) of Pantellos Corporation, an e-commerce procurement marketplace for the utility industry, and former Chief Financial Officer (1992-2001) of Public Service Enterprise Group, an energy and energy services company.
John M. Quain	54	Director of Mirant since 2006. Chairman of the Energy and Utility Law Practice Group (2001-present) of Buchanan Ingersoll & Rooney, a law firm engaged in strategic planning and regulatory consultative services for energy and utility companies.
William L. Thacker	63	Director of Mirant since 2006. Former President, Chief Executive Officer, Chairman and Advisor to the President and CEO (1992-2002) of Texas Eastern Products Pipeline Company, LLC, owner and operator of petroleum product pipelines in the United States. He is also a director of Copano Energy, LLC and Kayne Anderson Energy Development Co.

Corporate Governance

Board Structure

Our current Board of Directors consists of nine directors who have diverse backgrounds and experience and is chaired by Edward R. Muller, our President and Chief Executive Officer. Mr. Muller was elected as Chairman of the Board, President and Chief Executive Officer on September 30, 2005. The other individuals listed above were originally appointed as directors on January 3, 2006, in conjunction with our emergence from bankruptcy. All members of the current Board were re-elected at our 2008 Annual Meeting of Stockholders on May 7, 2008. Each director serves a one-year term and is subject to annual election.

A. D. (Pete) Correll serves as lead independent director. In this role he coordinates the activities of the other non-management directors, serves as chairman of the Nominating and Governance Committee, presides over meetings of the non-management directors and serves as the liaison between the non-management directors and the Chairman of the Board.

The Board of Directors met 13 times in 2008 and the non-management Directors met in executive session four times in 2008. No director attended fewer than 75% of the total of the Board meetings and the meetings of the committees upon which he served. All directors were present at our 2008 Annual Meeting of Stockholders held at our corporate headquarters on May 7, 2008.

Corporate Governance Guidelines and Committee Charters

In 2006, the Board of Directors approved new Corporate Governance Guidelines and new charters for the Audit, Compensation, and Nominating and Governance Committees that comply with applicable laws and regulations and the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines describe the qualifications and role of the Board and outline the responsibilities of the directors. They provide that the Board will conduct an annual evaluation to assess and enhance its effectiveness, and the Guidelines direct non-management directors to meet in executive session at least quarterly, with the Company’s lead independent director presiding at these sessions. Under the Guidelines, directors are expected to attend the Company’s Annual Meeting of Stockholders. The Corporate Governance Guidelines and all three committee charters are posted on our website at http://www.mirant.com. Stockholders may obtain a copy of the Guidelines and committee charters by written request to the Corporate Secretary at Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416.

Director Independence

The Board has determined that each of the following non-management directors is independent under applicable New York Stock Exchange listing standards and our Corporate Governance Guidelines: Thomas W. Cason, A.D. (Pete) Correll, Terry G. Dallas, Thomas H. Johnson, John T. Miller, Robert C. Murray, John M. Quain, and William L. Thacker. Each director designated as independent has no material relationship with the Company that would impair his independence. This determination was based upon the recommendation of the Nominating and Governance Committee and all relevant facts and circumstances appropriate for consideration in the judgment of the Board. As described in the Corporate Governance Guidelines, the Board applies the following standards in assessing independence:

(1)	No director can qualify as independent if he or she has a material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

(2)	A director is not independent if:

(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company.

(ii)	The director, or an immediate family member of the director, has received during any 12-month period during the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) is not considered for purposes of this standard.

(iii) (A)	The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv)	The director, or an immediate family member of the director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee.

(v)	The director is a current employee, or has an immediate family member who is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross annual revenues.

(vi)	The director is, or in the past three years has been, an executive officer of a charitable organization to which the Company made contributions in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of such charitable organization’s consolidated gross annual revenues.

Related Person Transactions

Review and Approval of Related Person Transactions

Our Nominating and Governance Committee is responsible for reviewing and approving any related person transactions by the Company. Mirant’s legal department has adopted written policies and procedures to track and assess relationships and transactions to which the Company and our directors and executive officers or their immediate family members are parties to determine if they have a direct or indirect material interest in the transaction. At the first scheduled Nominating and Governance Committee meeting each calendar year, management identifies for the Committee any related person transactions to be entered into for that calendar year, including the proposed aggregate value of such transactions. All related person transactions must be approved by the Nominating and Governance Committee and must be on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party.

Related Person Transactions

There were no reportable transactions between the Company and related persons in 2008.

Stockholder Communications Policy

Stockholders and other interested parties who wish to send communications to our Board of Directors or independent directors may do so by writing to the Board in care of our Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416. We have also established the following email addresses to which communications intended for directors may be sent and have provided links to these addresses on our website: directors@mirant.com (to the directors as a group) and independent.directors@mirant.com (to the non-management directors as a group). The Board has instructed the Corporate Secretary to assist the Board in reviewing all communications received as follows:

•	Customer, vendor or employee complaints will be investigated by management and a log of such complaints will be provided to the Chair of the Nominating and Governance Committee.

•	Communications containing complaints regarding accounting, internal control or auditing matters will be investigated in accordance with the procedures established by the Audit Committee.

•	Solicitations for periodicals or other subscriptions, surveys and business solicitations, and other similar communications generally will not be forwarded to the directors.

Except as described above, the Corporate Secretary will forward (i) written communications addressed to the full Board to the Chairman of the Board; (ii) written communications addressed to the non-management directors to the lead independent director; and (iii) written communications addressed to any individual director or directors to the individual(s) to whom the communication is directed. However, materials that are unduly hostile, threatening, illegal or similarly unsuitable generally will not be forwarded.

Committee Membership

The Board of Directors has standing Executive, Compensation, Nominating and Governance, and Audit Committees. Provided below is information about the membership, responsibilities, and actions of these committees during 2008.

Executive Committee

The Executive Committee is composed of four members – Edward R. Muller, Thomas W. Cason, A.D. (Pete) Correll and Thomas H. Johnson. It was established for the sole purpose of authorizing and approving transactions and commitments for power, fuel, emissions and related fuel storage and transportation agreements that exceed the authority delegated by the Board of Directors to the Chief Executive Officer. The Executive Committee did not meet during 2008.

Compensation Committee

The Compensation Committee is composed of three members – Thomas H. Johnson, A.D. (Pete) Correll and William L. Thacker. Mr. Johnson serves as the chair of the committee. Each member initially was appointed by the Board of Directors upon our emergence from bankruptcy on January 3, 2006 and reappointed annually each year thereafter. Upon recommendation of the Nominating and Governance Committee, the Board of Directors determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines.

The Compensation Committee met six times in 2008 and met five times in executive session at those meetings. The Chief Executive Officer, the Corporate Secretary, the Senior Vice President, Administration and the Director of Compensation and Benefits attend Compensation Committee meetings as representatives of the Company.

The Compensation Committee is responsible for establishing and administering the compensation and benefits programs for our named executive officers. The key responsibilities of the Compensation Committee are:

•	Oversight of compensation philosophy, amounts, plans, and policies;

•	Evaluation of the performance of officers at the level of Senior Vice President and above and approval of their compensation;

•	Administration of executive compensation plans;

•	Review of management succession plans; and

•	Recommendation of compensation for non-management directors.

A copy of the Compensation Committee Charter is available on our website at http://www.mirant.com. In addition to outlining the Committee’s governance and responsibilities, the Charter grants the Compensation Committee the authority to engage independent counsel and other outside advisors.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee during 2008 were independent directors, and none was an employee or former employee of the Company. During 2008, none of our executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of three members – A.D. (Pete) Correll, Terry G. Dallas and John M. Quain. Mr. Correll serves as the chair of the committee. Each member was appointed by the Board of Directors on January 3, 2006 and reappointed annually each year thereafter. The Board of Directors determined that each of the members of the Nominating and Governance Committee meets the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Governance Committee met four times during 2008 and met in executive session in each of those meetings. The key responsibilities of the Nominating and Governance Committee are:

•	Recommendation and implementation of the Corporate Governance Guidelines;

•	Recommendation to the Board of Directors regarding the composition of the Board and the composition of Board committees;

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Oversight of Mirant’s compliance with its Code of Ethics and Business Conduct and review and discussion with management and the General Counsel of legal and regulatory requirements, compliance matters and material litigation; and

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Assistance of the Board in identifying qualified individuals to become Board members and recommendation to the Board regarding the selection of director nominees for election at the annual meeting of stockholders, assessment of director independence and evaluation of Board effectiveness.

The Nominating and Governance Committee Charter grants the Committee the authority to engage independent counsel and other outside advisors. Management, under the oversight of the Nominating and Governance Committee, is responsible for establishing and maintaining a system to ensure compliance with the Corporate Governance Guidelines and the Code of Ethics and Business conduct. A copy of the Nominating and Governance Committee Charter is available on our website at http://www.mirant.com.

Director Nomination Process

The Nominating and Governance Committee is responsible for identifying qualified individuals to become Board members. The Nominating and Governance Committee will consider written nominations from stockholders for director candidates if submitted in accordance with the Company’s Bylaws. Stockholders making a director nominee recommendation must submit a written notice to the Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416. Recommendations submitted for consideration by the Nominating and Governance Committee in preparation for the 2010 Annual Meeting of Stockholders must be received by November 27, 2010, and must contain the following information: (a) the name and address of the recommending stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of Mirant’s common stock entitled to vote at the meeting; (d) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a Proxy Statement filed in accordance with the rules of the Securities and Exchange Commission (the “SEC”); and (f) the candidate’s written, signed consent to serve if elected. The Nominating and Governance Committee will evaluate candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources.

The Corporate Governance Guidelines, as approved by the Board of Directors and posted on our website, set forth qualifications and criteria for our directors and require that the assessment of potential candidates include independence, business and professional experience (including current public company boards on which a nominee serves), ability to devote sufficient time to the affairs of Mirant, and characteristics of the current Board of Directors, including diversity, age and skills (such as financial expertise, international experience and experience in the energy industry). The Nominating and Governance Committee’s process includes identification of director candidates and evaluation of the candidates based on the Corporate Governance Guidelines and the following minimum qualifications:

•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience that adds to the mix of the Board as a whole;

•	the ability to exercise independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills; and

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.

The Committee’s selection process also provides for engagement of third party search firms, interviews with various members of the Committee, the Board and management, and an evaluation of each individual in the context of the Board as a whole, applying the criteria that it deems appropriate. The final selection of nominees is made by the Board of Directors.

Alternatively, stockholders intending to appear at our Annual Meeting of Stockholders in order to nominate a candidate for election at the meeting (in cases where the Board of Directors does not intend to nominate the candidate or where the Nominating and Governance Committee was not required to consider his or her candidacy) must comply with the requirements set forth in Article II, Section 11A of the Company’s Bylaws, which may be found on our website at http://www.mirant.com.

Audit Committee

The Audit Committee is composed of three members – Thomas W. Cason, John T. Miller and Robert C. Murray. Mr. Cason serves as the chair of the committee. Each member of the Audit Committee was appointed by the Board of Directors on January 3, 2006 and reappointed annually each year thereafter. Upon recommendation of the Nominating and Governance Committee, the Board of Directors determined that each member of the Audit Committee (i) meets the independence requirements of the New York Stock Exchange, SEC regulations and our Corporate Governance Guidelines and (ii) is financially literate and qualifies as an “audit committee financial expert” as defined in the SEC regulations. The Board has adopted a written charter for the Audit Committee, which is available on our website at http://www.mirant.com.

The Audit Committee met five times during 2008. The Audit Committee met in executive session and had separate private discussions with the independent registered public accountant and the Vice President of Internal Audit at each regularly scheduled meeting. The key responsibilities of the Audit Committee are:

•	Oversight of Mirant’s financial reporting process and oversight of the quality and integrity of Mirant’s financial statements;

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Oversight of Mirant’s relationship with its independent registered public accountant and sole authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accountant, which reports directly to the Audit Committee;

•	Pre-approval of all audit and permitted non-audit services to be provided by the independent registered public accountant as well as the compensation, fees and terms for such services;

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Review of the annual internal audit program, major findings and recommendations resulting from internal audits and oversight of the Vice President of Internal Audit, who reports to the Audit Committee;

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Review with management and the General Counsel of legal, regulatory and compliance matters that may have a material impact on the financial statements or involve concerns regarding accounting or auditing matters and establishment of procedures related to such concerns; and

•	Review with management and the independent registered public accountant of the policies for assessing and managing significant risks to the Company.

The Audit Committee Charter grants the Audit Committee the authority to engage independent counsel and other outside advisors. Following the consideration of the qualifications of the members of the engagement team and formal responses from the independent registered public accountant as to its independence, staffing plans and quality controls, the Audit Committee selected KPMG LLP as independent registered public accountant for 2009, subject to ratification by the stockholders at the Annual Meeting.

Audit Committee Report

The Audit Committee is responsible for overseeing the Company’s financial reporting process, including supervising Mirant’s relationship with its independent registered public accountant, KPMG LLP, which reports directly to the Committee. The Audit Committee (i) assists the Board in its oversight of the quality and integrity of Mirant’s financial statements, including the financial reporting process and systems of internal control over financial reporting; (ii) is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountant; and (iii) reviews the appointment, replacement and compensation of the Vice President of Internal Audit, who reports to the Committee.

In discharging its duties and responsibilities, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accountant Mirant’s audited financial statements for the year ended December 31, 2008;

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discussed with the independent registered public accountant the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

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reviewed and discussed with management and the independent registered public accountant management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accountant’s evaluation of the Company’s internal control over financial reporting;

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received from the independent registered public accountant a formal written statement describing all relationships with Mirant that might affect its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accountant its independence;

•	considered whether the provision of non-audit services is compatible with maintaining the independent registered public accountant’s independence; and

•	concluded that the independent registered public accountant is independent from the Company and its management.

Management, under the oversight of the Audit Committee, is responsible for establishing and maintaining a system of internal control over financial reporting and for preparing the Company’s financial statements and reports in accordance with generally accepted accounting principles in the United States. Management represented to the Committee that the Company’s annual financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The independent registered public accountant is responsible for auditing the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles in the United States. In addition, the independent registered public accountant expresses an opinion on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Submitted on March 27, 2009 by the members of the Audit Committee of the Company’s Board of Directors:

Thomas W. Cason

John T. Miller

Robert C. Murray

Audit and Non-Audit Fees

Principal Accountant Fees and Services

The following table presents fees for professional audit services and other services rendered by KPMG LLP (in thousands):

	2008	2007
Audit Fees (1)	$5,847	$6,833
Audit-Related Fees (2)	573	297
Tax Fees (3)	—	13

Total	$6,420	$7,143

(1)	Audit fees and expenses represent fees billed and expected to be billed for professional services rendered in connection with (a) audits and reviews of the 2008 and 2007 Mirant Corporation consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board; (b) audits of various Mirant subsidiary financial statements required by statute or regulation; and (c) consultations on accounting matters reflected in the financial statements.

(2)	Audit-related fees represent fees billed for professional services rendered in connection with (a) audits of Mirant’s employee benefit plans; (b) audits of subsidiaries required by debt covenants; (c) document production in connection with legal subpoenas related to various Mirant litigation matters; and (d) our response to an SEC comment letter related to our 2007 Annual Report on Form 10-K.

(3)	Tax fees represent fees billed for professional services rendered in connection with (a) tax compliance; (b) consultations related to tax audits and appeals; and (c) technical tax advice on rulings from taxing authorities.

Audit Committee Pre-Approval

The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent registered public accountant, and the compensation, fees and terms for such services. The Committee also has approved an Independent Auditor Policy that requires Audit Committee pre-approval of audit services provided by the independent registered public accountant and any changes in terms and compensation resulting from changes in audit scope, company structure or other matters. The Policy also requires annual approval by the Audit Committee or its Chairman, the independent registered public accountant’s lead partner, and Mirant’s Chief Financial Officer or Controller of the compensation and terms of service for any permitted non-audit services provided by the independent registered public accountant. Any proposed non-audit services exceeding the pre-approved fee levels previously approved by the Audit Committee or its Chairman require pre-approval by the Audit Committee or its Chairman. The Controller reports quarterly to the Audit Committee on the services performed and fees incurred by the independent registered public accountant for audit and permitted non-audit services during the prior quarter.

Item No. 2 — Ratification of Independent Registered Public Accountant

The Audit Committee of the Board appointed KPMG LLP to serve as the Company’s independent registered public accountant for the fiscal year ending December 31, 2009. Although not required by our Bylaws, the Board is submitting the appointment of KPMG LLP to our stockholders for ratification.

If this proposal is not ratified at the Annual Meeting, the Audit Committee will reconsider its appointment of KPMG LLP as Mirant’s independent registered public accountant for 2009.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountant for 2009 under Item No. 2.

Item No. 3 — Stockholder Proposal

We expect the following item to be presented by one or more stockholders at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to us. We take no responsibility for them. On request to the Corporate Secretary at the address listed under the Stockholder Proposals section of this Proxy Statement, we will provide the names, addresses and stockholdings of the sponsors, as well as the names, addresses and stockholdings of any co-sponsors.

Global Warming

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging governments to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all greenhouse gas emissions generated by fossil fuels in the U.S.

Seventeen U.S. states have established statewide emissions reduction goals and a majority of U.S. states have entered into regional initiatives to reduce emissions. Two such initiatives are the Western Climate Initiative, a six-state collaboration with an emissions reduction goal of 15% below 2005 levels by 2020; and the Regional Greenhouse Gas Initiative, involving nine northeastern states that aim to reduce carbon dioxide emissions from power plants by 10% between 2009 and 2019. As of September 2007, the U.S. Senate is considering at least seven proposals calling for a national cap-and-trade system to regulate and reduce greenhouse gas emissions.

In May 2007, Standard and Poors indicated that energy efficiency is likely to emerge as a major part of the solution to climate change, and warned that the global power system “can’t do without coal, but it also continue to burn coal in its current form.”

In a July 2007 report, Citigroup warned that, “Prophesies of a new wave of Coal-fired generation have vaporized, while clean Coal technologies such as IGCC with carbon capture and Coal-to-Liquids remain a decade away, or more,” and that, “company productivity/margins are likely to be structurally impaired by new regulatory mandates” to reduce greenhouse gas emissions.

RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations. The report should be provided by September 1, 2009 at a reasonable cost and omit proprietary information.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION OF THE PROPOSAL

The Board of Directors recommends a vote AGAINST this proposal under Item No. 3.

Mirant’s principal responsibility is to provide reliable and competitive electricity. In doing so, Mirant recognizes the importance of minimizing the environmental impact of our operations. For example, we:

•

have underway a $1.674 billion initiative to install, by 2010, emissions controls at our Maryland facilities that will be capable of reducing emissions of sulfur dioxide, nitrogen oxides and mercury by approximately 98%, 90% and 80%, respectively, for three of our largest coal-fired units;

•

participate in the Regional Greenhouse Gas Initiative, a multi-state effort in the Northeast, which calls for the stabilization of carbon dioxide emissions at current levels from 2009 to 2015, followed by a 2.5% reduction each year from 2015 to 2018;

•	participate in the Climate Registry for our California plants;

•	have adopted corporate “Principles for Addressing Greenhouse Gases” and supported a global approach to reducing emissions of all sources of carbon, not just emissions from the electric sector;

•	have supported “cap and trade” legislation in Congress; and

•

recently joined the Chicago Climate Exchange, a voluntary greenhouse gas registry, reduction and trading system, and have committed to meet annual emissions reduction targets and, by 2010, to reduce our greenhouse gas emissions by 6% below the average of our 1998 to 2001 levels.

Although there is no existing cost-effective technology to reduce emissions of carbon dioxide from power plants fueled by coal, oil or gas, we are exploring ways to mitigate emissions by, among other things, improving the efficiency of our plants, recycling waste products like gypsum and ash and seeking offsets. We think that we have taken a reasonable and practical approach to manage carbon dioxide and other emissions and have estimated and disclosed our existing and future emissions and described our emissions reduction efforts in our Securities and Exchange Commission filings, including our recently filed Annual Report on Form 10-K. We think the proposed report would be largely duplicative of our current disclosure and we do not think that the time and resources required to produce this report would create additional value for our stockholders.

The Board of Directors, therefore, recommends a vote AGAINST this proposal.

Executive Officers

Our executive officers are elected by the Board of Directors annually to hold office until their successors are elected and qualified. The following table sets forth information regarding the names, ages, titles and business experience of the current executive officers of Mirant. Additional biographical information regarding our executive officers is available on our website at http://www.mirant.com.

Name	Age	Position and Experience
Edward R. Muller	57	Chairman, President and Chief Executive Officer of Mirant since 2005. President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. Mr. Muller is also a director of Transocean Ltd.
Robert M. Edgell	62	Executive Vice President and Chief Operating Officer* of Mirant since 2006. Managing Director (2005) of Private Power International Development PTE, LTD, a Singapore registered private company engaged in consulting, development and equity investment in private power projects in Asia. Executive Vice President and General Manager, Asia-Pacific Division (1996–2005) of Edison Mission Energy.
James V. Iaco, Jr.	64	Executive Vice President and Chief Financial Officer of Mirant since 2005. Senior Vice President and President, Americas Division (1998–2000), and Senior Vice President and Chief Financial Officer (1994–1998) of Edison Mission Energy.
Thomas E. Legro	57	Senior Vice President and Controller of Mirant since 2005. Vice President, Chief Accounting Officer and Corporate Controller, National Energy & Gas Transmission, Inc., a subsidiary of Pacific Gas and Electric Inc (2001–2004). Vice President and Corporate Controller (1994–2001), Manager of Financial Planning and Analysis (1992-1993), and Assistant Controller of Edison Mission Energy (1990–1991).
S. Linn Williams	62	Executive Vice President, General Counsel and Chief Compliance Officer of Mirant since 2005. Senior Vice President and President, European Division (1998–2000), and Senior Vice President and General Counsel (1994–1998) of Edison Mission Energy.

*	Mr. Edgell’s title was Executive Vice President and U.S. Region Head until the completion of the sales of our international businesses in 2007.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis describes the philosophy and objectives of our executive compensation program, explains the compensation decision-making process, and details the individual components of total compensation for our named executive officers in 2008. Our 2008 named executive officers are as follows: Edward R. Muller – President and Chief Executive Officer; James V. Iaco, Jr. – Executive Vice President and Chief Financial Officer; Robert M. Edgell – Executive Vice President and Chief Operating Officer; S. Linn Williams – Executive Vice President, General Counsel and Chief Compliance Officer; and Thomas E. Legro – Senior Vice President and Controller.

Executive Summary

Set forth below is an overview of the more detailed disclosure included in our Compensation Discussion and Analysis.

•	There were no material changes to our compensation objectives, components and practices from 2007 to 2008.

•

The main objectives of our compensation program are paying for performance, aligning our named executive officers’ interests with those of our stockholders, and attracting and retaining qualified executives.

•	Our Compensation Committee makes all final compensation decisions regarding our named executive officers.

•

We target the median level of the market for all elements of compensation with the possibility of above market short-term incentive and long-term incentive payments for superior performance. In some instances, we also may set base salaries above the market median to attract and retain valuable employees.

•

The Compensation Committee engages a compensation consultant to provide expertise on program design and implementation. Our Chief Executive Officer also provides input on compensation programs and policies and makes recommendations to the Compensation Committee with regard to compensation for our named executive officers other than himself.

•

We provide the following elements of compensation for our named executive officers: base salary, short-term cash incentives, long-term equity-based incentives, post-termination benefits and certain other benefits, including perquisite allowances.

•

We have employment agreements with each of our named executive officers that govern key compensation terms, including minimum base salaries, target short-term incentive levels and eligibility to receive annual equity awards. These employment agreements were entered into to attract these executives to our Company prior to, and shortly following, our emergence from bankruptcy in January 2006.

•	For 2008, the Compensation Committee assessed the compensation of our named executive officers by benchmarking them against executive compensation market studies and peer companies.

•

We encourage pay for performance with a short-term incentive program that provides for cash payments on an annual basis to our named executive officers and other employees based on their individual target bonus percentages, the achievement of financial, operational and strategic goals by the Company, and individual performance. The 2008 Company performance goals consisted of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted for certain non-recurring items), which is 2/3 of the calculation, and eight operational and strategic goals, which is the remaining 1/3 of the calculation. The corporate payout factor for our short-term incentive program in 2008 was 107% of target.

•

We encourage alignment of our named executive officers’ interests with those of our stockholders through the award of equity-based long-term incentive grants. In 2008 the value of each award was granted as one-third stock options and two-thirds restricted stock units that, once vested, must be held until termination.

•

Each of our named executive officers is entitled to severance and change in control payments upon termination pursuant to the terms of their individual employment agreements. The payments generally are based on a multiple of the executive officer’s base salary and annual short-term incentive. For termination without cause, the amounts range from a multiple of one time to two times base salary and short-term incentive. For termination resulting from a change in control, each of our named executive officers would receive a multiple of three times his base salary and annual short-term incentive.

•	All equity grants are made pursuant to our equity grant policy, which requires that they be made during an open trading window following a quarterly release of financial results.

Compensation Program Philosophy and Objectives

The Compensation Committee determines the philosophy and objectives for our compensation program, which applies to our executive officers. In determining total compensation, the Compensation Committee focuses on creating a “pay for performance” culture and strives to ensure that our compensation programs achieve the following objectives through a combination of fixed and variable cash- and equity-based elements:

•

Performance – Motivating performance by creating a direct link between a significant portion of the compensation that can be earned by each named executive officer and Company performance, as measured against our financial, operational and strategic goals, as well as the performance of our common stock;

•	Alignment – Aligning our named executive officers’ interests with those of our stockholders by fostering stock ownership by our named executive officers; and

•	Retention – Providing a competitive total compensation package, thereby enabling us to attract and retain qualified executives.

Both our short-term cash incentive program and equity-based grants under our long-term incentive program provide performance-based incentives for our named executive officers. Our short-term cash incentive payments are made at the discretion of the Compensation Committee based on the achievement of quantitative and qualitative goals by the Company and may be adjusted up or down by the Compensation Committee for individual performance. Long-term equity-based incentive grants are made under our 2005 Omnibus Incentive Compensation Plan. The purpose of the 2005 Omnibus Incentive Compensation Plan is to provide a means whereby employees and directors develop a sense of proprietorship and personal involvement in our development and financial success and to encourage them to devote their best efforts to our business, thereby advancing our interests and those of our stockholders. The Compensation Committee also has adopted stock ownership guidelines for our named executive officers and certain other employees to further align their interests with those of stockholders.

Our compensation program recognizes the need to retain our key executive officers by offering a total compensation package that is competitive with the market. The Compensation Committee benchmarks components of executive compensation against several of our peer companies and by reviewing a variety of general survey data on executive compensation, as described below under Compensation Assessment Using General Survey Data and Peer Group Data. In structuring our base salary and short-term and long-term incentive programs, we generally target the median level of the market with the possibility of above market short-term incentive payments and long-term incentive payouts for superior performance. In years where the Company meets or exceeds its goals and objectives, high performers may receive total cash compensation, consisting of base salary and short-term incentive, ranging from the 60 – 75th percentile of market. We may also pay above the market median for any element of compensation in order to attract and retain executive talent.

Compensation Consultant

From 2001 to early 2008, the Compensation Committee engaged Hewitt Associates (“Hewitt”) to advise the Committee and provide expertise on compensation strategy and program design. In early 2008 the Compensation Committee engaged Frederic W. Cook & Co. (“Cook”) to advise the Committee on compensation strategy and program design. Cook provides advice on the design of our compensation programs, supplies competitive data, reviews technical provisions of program designs and advises the Committee and management on the impact of regulatory and legislative changes on the Company’s compensation programs. The consultant works from time to time with management, at the request of the Compensation Committee, in formulating materials and proposals for consideration by the Committee. In such instances the Senior Vice President, Administration, the Chair of the Compensation Committee and the consultant work together to determine the nature and scope of the consultant’s assignments.

Hewitt’s 2008 services included preparing tally sheets outlining total compensation of our named executive officers, analysis regarding targets for 2008 under the Company’s short-term incentive plan, the allocation and economic value of 2008 long-term incentive grants, consultation on 2008 executive base salaries and review of the Company’s 2008 Compensation Discussion and Analysis. Cook’s 2008 services included analyzing the tally sheets previously prepared by Hewitt, reviewing and recommending changes to our director compensation program, reviewing our long-term incentive plan design for 2009 and reviewing Compensation Committee materials prior to Committee meetings. A representative of Hewitt Associates attended one Compensation Committee meeting and a representative of Cook attended three Compensation Committee meetings in 2008.

In addition to serving as consultant to the Compensation Committee until March 2008, Hewitt provided and continues to provide actuarial and consulting services for the Company’s pension programs. For services performed in 2008, Hewitt billed the Company $72,493 and $237,715 for compensation consulting and pension consulting services, respectively. Hewitt billed the Company’s pension plan $390,697 for pension actuarial services, paid out of its trust funds. The Compensation Committee has determined that Hewitt’s pension administration work and Hewitt’s and Cook’s work with management at the Committee’s request did not impair the independence of Hewitt or Cook in their roles as compensation consultants during 2008. The Compensation Committee determined in its annual review of compensation consultants to engage Cook as the Compensation Committee’s compensation consultant for the remainder of 2008 and going forward. Cook provides no other services to the Company beyond executive and board compensation assistance as requested or approved by the Compensation Committee.

Compensation Committee Process

In determining compensation for our named executive officers, the Compensation Committee evaluates general survey data, as well as company and individual performance. The Committee approves the compensation arrangements of all officers at the level of Senior Vice President and above. In conducting its 2008 annual review of our named executive officers’ compensation, the Committee examined tally sheets prepared by our compensation consultant at the time, Hewitt. The tally sheets outlined the comprehensive compensation for each named executive officer in 2008, including the value of long-term incentive grants and the potential payouts under various termination scenarios, including a change of control. The Compensation Committee approves any proposed changes to our compensation policies and programs and reviews those policies and programs annually in light of our compensation philosophy and competitive practices. Each of the named executive officers has an employment agreement with the Company, described under Elements of Compensation below, that specifies minimum compensation levels that may not be reduced by the Compensation Committee without triggering certain severance provisions contained within the employment agreement, which has affected the compensation decisions with respect to these named executive officers.

Role of Chief Executive Officer and Management

Mr. Muller actively participates in Compensation Committee meetings, other than executive sessions of the Committee that include discussions regarding his compensation. Mr. Muller attended six Compensation

Committee meetings in 2008. He provides specific recommendations to the Compensation Committee with regard to equity grants, annual short-term incentive awards and merit increases for the named executive officers other than himself. He also provides input on other aspects of our compensation program, including plan design, timing and structure of incentive grants and compensation policies. The Senior Vice President, Administration also attends all Compensation Committee meetings, prepares meeting materials and provides guidance to the Committee on compensation programs and policies.

Compensation Assessment Using General Survey Data and Peer Group Data

In 2006 and 2007 we benchmarked the base salary and short-term and long-term incentives for our named executive officers against a peer comparator group of 55 companies of similar revenue size, including certain industry peers, compiled by Hewitt. Because the results of the custom peer comparator group survey did not differ significantly from general survey data for our industry, for 2008 the Compensation Committee determined not to request an extensive peer group data study. Rather, the Compensation Committee assessed the compensation of our named executive officers by reviewing a variety of general survey data on executive compensation and analyzing executive compensation information in the proxies of six industry-specific peer companies selected by the Compensation Committee. The general surveys and peer group considered are as follows:

General Surveys on Executive Compensation:

Hewitt Associates Executive Compensation Database (2007)	Mercer Benchmark Database (2007)
Hay Group Executive Compensation Report (2007)	Towers Perrin General Industry Regression Database (2007)

Industry-Specific Peer Group:
AES Corporation	Dynegy Inc.
Calpine Corporation	NRG Energy, Inc.
Constellation Energy Group	Reliant Energy, Inc.

To ensure that 2008 market data from the surveys were appropriate for our size, we regressed the 2008 market data to $2 billion in revenue, which is approximately half the market data revenue scope used in prior years. The regression of market data to $2 billion in revenue was primarily because of our divestiture of assets, which resulted in reduced Company revenue. The companies included in the industry-specific peer group were selected primarily based on their status as merchant generators of electricity with which we compete.

We target the median market level in determining compensation. In the section Elements of Compensation below, we describe where components of named executive officer pay vary from the targeted median market level.

For 2009, in reviewing base salary levels, the Compensation Committee again assessed the compensation of our named executive officers by reviewing a variety of general survey data on executive compensation and analyzed executive compensation information in the proxies of the same six industry-specific peer companies. The Compensation Committee supplemented this data with Cook’s salary band analysis, which provided short and long-term incentive compensation data based on salary levels.

Elements of Compensation

In 2008, as in 2007, our named executive officers’ compensation consisted of base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites.

Each of the named executive officers has an employment agreement with the Company that is described in the narrative following the table below entitled Grants of Plan-Based Awards in 2008. Each of these agreements was approved by the Compensation Committee. We utilized employment agreements to attract our named executive officers because they were being hired both prior to and shortly following our emergence from bankruptcy in January 2006. The Compensation Committee concluded that employment agreements were necessary to provide certainty to our named executive officers, particularly with respect to severance benefits and change-in-control protections.

Base Salary

The Committee establishes base salary levels and considers annual salary adjustments for our executive group by comparison to competitive market levels for their job functions, as well as individual performance and internal pay equity. We think that our base salaries are set at competitive rates to attract and retain executive talent. As described above under Compensation Assessment Using General Survey Data and Peer Group Data, in 2008, we assessed the competitiveness of the compensation of our named executive officers by reviewing both general survey data and peer group data, consistent with our objective to pay at the median of market for target performance. Because we replaced most of our existing senior management in conjunction with our emergence from bankruptcy in January 2006, we thought that it was necessary to pay base salaries ranging from the 50th to the 75th percentile of market in order to attract the caliber of talent needed to execute a demanding business plan. In late 2006, as the Company was in the process of selling a substantial portion of its assets, we amended the named executive officers’ employment agreements to specify a minimum base salary and target bonus level to ensure retention of these key executives.

In 2007, most of our named executive officers’ base salaries were near the 50th percentile of the market for their equivalent positions. Mr. Williams’ base salary was near the 75th percentile of market for his position. In 2008, Messrs. Edgell and Iaco’s base salaries were between the 50th and 75th percentile of the market for their equivalent positions and Messrs. Muller, Williams and Legro’s base salaries were near the 75th percentile of the market for their equivalent positions. The increase in relative market position of named executive salaries from 2007 to 2008 was primarily because the 2008 market data was regressed to $2 billion in revenue. The regression in revenue was necessary because the Company’s revenue declined significantly from the time the named executive officers joined Mirant because of the Company’s asset sales during that period. The lower revenue scope resulted in lower comparative executive compensation market data in 2008.

On February 28, 2008, each of our named executive officers received an annual salary increase ranging from 2% to 6%, as provided below.

Named Executive Officer	2007 Salary	2008 Salary	Percentage Increase
Edward R. Muller	$1,100,000	$1,135,000	3%
James V. Iaco, Jr.	$470,000	$486,000	3%
Robert M. Edgell	$545,000	$556,000	2%
S. Linn Williams	$470,000	$486,000	3%
Thomas E. Legro	$315,000	$335,000	6%

Small upward adjustments were made in 2008 to our named executive officers’ base salaries based on individual performance as well as a wish to motivate and retain such executives. Generally, the companywide compensation guidelines provide that base salary increases be limited to 3% where the employee’s base salary is already at or above market. Mr. Legro’s salary was adjusted upward by 6% in order to preserve internal pay equity with respect to other Company senior vice presidents. Mr. Muller provided recommendations on base salary increases for named executive officers other than himself.

On February 25, 2009, after reviewing the compensation market data for each of our named executive officers and considering the current negative economic conditions, the Compensation Committee froze salaries at 2008 levels for all of our named executive officers.

Named Executive Officer	2008 Salary	2009 Salary	Percentage Increase
Edward R. Muller	$1,135,000	$1,135,000	0%
James V. Iaco, Jr.	$486,000	$486,000	0%
Robert M. Edgell	$556,000	$556,000	0%
S. Linn Williams	$486,000	$486,000	0%
Thomas E. Legro	$335,000	$335,000	0%

Short-Term Incentives

As discussed under Compensation Philosophy and Objectives, “pay for performance” is a key feature of our compensation program. We have established a broad-based short-term cash incentive program in which all of our named executive officers participate. This program is designed to award participants based upon our achievement of key operational and strategic goals that are established annually by the Compensation Committee. The Compensation Committee also has the discretion to adjust upward or downward the amounts payable under the program to our named executive officers based on their individual performance.

2008 Target Incentive Amounts

Under our short-term incentive plan, annual cash bonuses are awarded taking into account an individual’s “target bonus percentage” (a percentage of such participant’s base salary), our performance against established financial, operational and strategic goals (referred to as the “corporate payout factor”), and individual performance. The target bonus percentages for our named executive officers are set forth in their employment agreements. The target percentages and equivalent dollar amounts in 2008 are shown below. The target percentages did not change compared to 2007.

Named Executive Officer	Target Bonus Percentage	Equivalent Dollar Amount
Edward R. Muller	100%	$1,135,000
James V. Iaco, Jr.	65%	$315,900
Robert M. Edgell	65%	$361,400
S. Linn Williams	65%	$315,900
Thomas E. Legro	50%	$167,500

2008 Performance Goals

The Compensation Committee approves the short-term incentive plan goals at the beginning of each calendar year after considering management’s recommendations. In 2008, two-thirds of the corporate payout factor was dependent on achieving an Adjusted EBITDA target. We think that Adjusted EBITDA is an appropriate financial measure because it provides insight into the overall health of our earnings. The level of Adjusted EBITDA necessary to earn 50%, 100% and 200% of the target payout under the short-term incentive plan was set at the beginning of 2008, taking into consideration our projected Adjusted EBITDA under our 2008 operating plan. The Adjusted EBITDA target amounts were as follows: 50% of target = $750 million (threshold); 100% of target = $900 million; and 200% of target = $1.025 billion (maximum). For the Adjusted EBITDA portion of the corporate payout, amounts between the threshold and target and between the target and maximum are based on interpolated performance between the specified levels.

The remaining one-third of the corporate payout factor was based on achieving the following eight operational and strategic goals and metrics:

1.	top quartile safety performance based on recordable injury rates;

2.	top quartile safety performance based on lost time rates;

3.	top quartile environmental performance based on number of incidents;

4.	87% commercial availability, a measure that reflects the percentage of gross margin (operating revenue, less cost of fuel, electricity and other products) that was captured through unit availability;

5.	a level of contract availability at our California plants of (all three must be met to achieve target or maximum):

•	Pittsburg – 92%

•	Contra Costa – 92%

•	Potrero – 86%

6.	on-budget and on-schedule performance at year end of our program to add environmental controls at our Maryland plants;

7.	progress toward developing our business in California; and

8.	resolution of issues associated with the operation of our Potomac River plant.

If pre-established levels of exceptional performance are met with respect to the environmental, safety or commercial and contract availability targets, that goal may be counted twice toward the achievement of the operational and strategic portion of the corporate payout factor. The target amounts for the strategic and operational goals are as follows: 50% of target = achievement of four goals (threshold); 100% of target = achievement of five goals; and 200% of target = achievement of six goals (maximum).

The short-term incentive plan goals are set at levels deemed by the Compensation Committee, with input from management, to be achievable with strong performance by all employees. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

2008 Actual Performance and Incentive Award Payouts

Following completion of the annual financial audit process, the Compensation Committee assesses our achievement of the operational and strategic goals and metrics under the short-term incentive plan and makes award decisions. Our 2008 Adjusted EBITDA used for purposes of the short-term incentive payment calculation was $782 million. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted for certain non-recurring items) is the same measure reported in our 2008 annual earnings press release. In 2008, we achieved goals one, three, four, seven and eight identified above. We achieved exceptional performance with respect to our environmental goal, with the result that it was counted twice pursuant to the pre-established 2008 program described above, for a total of six strategic and operational goals being achieved. This overall performance resulted in a corporate payout factor of 107% of target.

The short-term incentive payments may be adjusted by the Compensation Committee, in its discretion, for individual performance. In assessing Mr. Muller’s individual performance for purposes of his short-term incentive payout, the Compensation Committee met with him in an executive session in January 2008 to discuss his individual performance. In February 2009 they again met with him in executive session to review his performance. Mr. Muller meets with the other named executive officers to assess their performance and makes a recommendation to the Compensation Committee with respect to their individual short-term incentive payouts. For 2008, the Compensation Committee did not make an adjustment to Mr. Muller’s short-term incentive payment based on his individual performance and his short-term incentive payment remained the same as it was in 2007. There was no significant adjustment for individual performance to the other named executive officers’ short-term incentive payouts in 2008. See the 2008 Summary Compensation Table for the actual amounts earned by our named executive officers under the short-term incentive plan.

2009 Incentive Award Program

Our 2009 short-term incentive goals are based on the same structure utilized in 2008, with an Adjusted EBITDA goal representing two-thirds of the corporate payout factor and operational and strategic goals comprising the other one-third. The target bonus percentages for our named executive officers have not changed. The Adjusted EBITDA target amounts are as follows: 50% of target = $740 million (threshold); 100% of target = $875 million; and 200% of target = $1.0 billion (maximum). The remaining one-third of the corporate payout factor will be dependent upon achieving the following nine operational and strategic goals:

1.	top quartile safety performance based on recordable injury rates;

2.	top quartile safety performance based on lost time rates;

3.	top quartile environmental performance based on number of incidents;

4.	88% commercial availability;

5.	a level of contract availability at our California plants that results in a revenue contribution of at least $116 million;

6.	on-budget and on-schedule performance at year end of our program to add environmental controls at our Maryland plants;

7.	implementation of a solution for ash management at our Maryland plants;

8.	progress toward enhancing our business in California; and

9.	progress toward enhancing our Kendall cogeneration station.

If certain levels of exceptional performance are met with respect to the first four goals above regarding safety, environmental or commercial availability targets, that goal may be counted twice toward the achievement of the operational and strategic portion of the corporate payout factor. The Compensation Committee may, in its discretion, award partial credit for the partial achievement of a goal. The target amounts for the strategic and operational goals are as follows: 50% of target = achievement of five goals (threshold); 100% of target = achievement of six goals; and 200% of target = achievement of seven goals (maximum).

Long-Term Incentives

All long-term incentive grants are issued under our 2005 Omnibus Incentive Compensation Plan. We utilized stock options and restricted stock units for our 2008 long-term incentive grants to executive officers, with two-thirds of the economic value of the grants delivered as restricted stock units and one-third of the economic value delivered as stock options. In determining to use such components and in determining the relative allocation, the Committee weighed the effectiveness and the perceived value of such grants by participants against their associated compensation expense. The Committee thinks the current allocation of long-term incentive grants, including the larger weighting of restricted stock units, provides both an important retention incentive for our named executive officers and aligns compensation with maintenance and growth of stockholder value by requiring that restricted stock units be held by named executive officers until termination. The 2008 awards vest ratably over three years, and delivery of shares for vested restricted stock units for our named executive officers is deferred until termination.

The Compensation Committee approved the 2008 annual long-term incentive grants on March 7, 2008. The Compensation Committee approves the economic value (dollar-denominated) of the equity compensation for each named executive officer, and that economic value is converted on the grant date into the equivalent number of restricted stock units and stock options based on the allocation outlined above. In determining the economic value of the grants, the Committee used the 50th percentile market equivalent economic value for employees at companies in Hewitt’s general industry comparator group where long-term incentives are a prevalent component of pay. As a result of internal equity considerations among our named executive officers, the Committee approved a 2008 long-term incentive grant for Messrs. Iaco, Legro and Williams that was between the 50th and 75th percentile of market for their positions. Mr. Edgell’s 2008 long-term incentive grant was slightly below the 50th percentile of market for his position. Mr. Muller’s 2008 long-term incentive grant was determined by reviewing market data averages of long-term incentives as a percentage of salary for his position. His 2008 long-term incentive grant of 300% of base salary was slightly above the average percentage indicated by market data of 288% of base salary, but consistent with prior years’ grants of 300% of base salary.

2008 Restricted Stock Unit Grants

The Compensation Committee utilizes restricted stock units in part because such grants align the executive’s incentives with the interests of stockholders. Restricted stock units are not transferable, and a significant portion of their value derives from increases in our stock price. The following chart summarizes the grants that we made to our named executive officers in 2008 and the alignment of these grants with stockholder returns:

Named Executive Officer	Grant Date	Number of Units	Grant Date Fair Value (1)	Market Value at 12-31-08 (2)	Market Value at 2-25-09 (3)
Edward R. Muller	3/7/2008	61,318	$2,269,992	$1,157,071	$829,633
James V. Iaco	3/7/2008	17,504	$647,998	$330,300	$236,829
Robert M. Edgell	3/7/2008	20,025	$741,326	$377,872	$270,938
S. Linn Williams	3/7/2008	17,504	$647,998	$330,300	$236,829
Thomas E. Legro	3/7/2008	7,360	$272,467	$138,883	$99,581

(1)	Grant date fair value is the total amount we will expense for the award in accordance with generally accepted accounting principles, including Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123R). In accordance with FAS 123R, we will record this expense pro rata over the 3-year vesting period. This is the amount reported in the Grants of Plan-Based Awards in 2008 table, below. The amount reported in the 2008 Summary Compensation Table is a pro rata portion of this amount plus a pro rata portion of the fair value of awards made in prior years to the extent the vesting period occurred in 2008.

(2)	Based on closing market price of our common stock of $18.87 as of December 31, 2008.

(3)	Based on closing market price of our common stock of $13.53 as of February 25, 2009, the date the Compensation Committee met to determine certain compensation for our named executive officers for 2009.

2008 Option Grants

The Compensation Committee utilizes stock options in part because such grants align the executive’s incentives with the interests of stockholders. The options generally are not transferable, and have value only to the extent that our stock price increases over the level at the time of the grant. The following chart summarizes the grants that we made to our named executive officers in 2008 and the relationship of the option exercise price on the grant date to the Company’s stock price on the dates noted:

Named Executive Officer	Grant Date	Number of Options	Exercise Price	Stock Price at 12-31-08 (1)	Stock Price at 2-25-09 (2)
Edward R. Muller	3/7/2008	130,742	$37.02	$18.87	$13.53
James V. Iaco	3/7/2008	37,322	$37.02	$18.87	$13.53
Robert M. Edgell	3/7/2008	42,698	$37.02	$18.87	$13.53
S. Linn Williams	3/7/2008	37,322	$37.02	$18.87	$13.53
Thomas E. Legro	3/7/2008	15,693	$37.02	$18.87	$13.53

(1)	Closing market price of our common stock as of December 31, 2008.

(2)	Closing market price of our common stock as of February 25, 2009, the date the Compensation Committee met to determine certain compensation for our named executive officers for 2009.

See the Grants of Plan-Based Equity Awards in 2008 table below for information on option and restricted stock unit grants to our named executive officers in 2008.

2006 Special Bonus Plan and Special Equity Grants

In November 2006, the Compensation Committee approved the implementation of the 2006 Special Bonus Plan to reward participants for successful completion of our planned business and asset sales announced in July and August 2006, as well as to provide a retention incentive for certain participants. Participants in the 2006 Special Bonus Plan included approximately 125 U.S. employees (representing 7% of the U.S. employee population) at a level of Senior Vice President or below who were considered critical to our operation. Mr. Legro was a participant in the 2006 Special Bonus Plan.

Our named executive officers at that time, which did not include Mr. Legro, did not participate in the 2006 Special Bonus Plan. In lieu of their participation in the 2006 Special Bonus Plan, the Compensation Committee approved special equity grants to those named executive officers under the 2005 Omnibus Incentive Compensation Plan to reward them for successful completion of our planned business and asset sales.

Both the 2006 Special Bonus Plan awards and the special equity grants to our named executive officers were structured to vest and become non-forfeitable on June 30, 2008, if the following conditions were met by December 31, 2007: (1) the achievement of an established threshold value from the planned sales of our Philippine and Caribbean businesses and certain U.S. natural gas-fired assets; and (2) the completion of the planned sale of our Philippine business and receipt of 65% of the threshold values from the planned sales of the Caribbean business and the U.S. natural gas-fired assets. On September 12, 2007, the Committee affirmed that the conditions to vesting, other than the passage of time, for the 2006 Special Bonus Plan and the special equity grants had been met. Mr. Legro received an award pursuant to the 2006 Special Bonus Plan of $1.1 million, consisting of $830,000 in cash and the equivalent of $270,000 in deferred restricted stock units. His cash bonus award is set forth in the 2008 Summary Compensation Table and the deferred restricted stock units, which vested on June 30, 2008, are included in Option Exercises and Stock Vested in 2008 table below.

The special equity grants to our named executive officers were structured with an economic value equal to three times the executive’s base salary. These awards were granted as 50% stock options and 50% restricted stock units. The options expire on November 13, 2009. Delivery of shares for the vested restricted stock units is deferred until employment terminates. The option grants for each named executive officer are included in the table below entitled Outstanding Equity Awards at 2008 Fiscal Year End and the deferred restricted stock units, which vested on June 30, 2008, are included in the Option Exercises and Stock Vested in 2008 table below.

Benefits

Company benefits available to all of our employees, including our named executive officers, include health and welfare, dental, prescription drugs, paid vacation, life insurance, accidental death and dismemberment, short term disability and long-term disability. All employees, including our named executive officers, also are entitled to participate in our qualified 401(k) program, pursuant to which we match 75% of the first 6% contributed. We also provide for both a 3% quarterly fixed contribution and an annual discretionary profit sharing contribution to all employees who are not accruing a defined benefit pension or who are not subject to a collective bargaining agreement, based on our performance against our short-term incentive goals. The discretionary contribution for 2008 was 3.28% of base salary and short-term incentive.

Senior executives, including our named executive officers, participate in a nonqualified Supplemental Benefit (Savings) Plan. The Supplemental Benefit (Savings) Plan is intended to compensate for IRS limitations on compensation for company matching and profit sharing contributions to a qualified 401(k) plan. The Compensation Committee thinks that this plan is market-competitive.

Senior executives, including our named executive officers, also participate in a nonqualified deferred compensation plan. The nonqualified deferred compensation plan allows senior executives to defer certain amounts of base salary and short-term incentive compensation. Please see Impact of Regulatory Requirements below for a discussion of Regulation 409A and its effect on our nonqualified deferred compensation plan.

Perquisites

We have a perquisite policy that provides for an annual allowance to each of our named executive officers. The allowance amounts are pre-tax and are fully taxable to our executives. For our named executive officers, two tiers of annual perquisite allowance are provided: Level I – $21,000; and Level II – $18,000. Our Chief Executive Officer receives a Level I perquisite allowance, and each of our other named executive officers receives the Level II allowance. The allowances are paid in monthly increments and are intended to compensate executives for financial and estate planning, income tax return preparation and personal club memberships. We also provide executive physicals to these officers and relocation benefits, when necessary. We think these perquisite levels are competitive in the market, while allowing more flexibility in choosing a service provider and minimizing the administrative burden of such a program.

Post-Termination Compensation

The post-termination benefits for our named executive officers are provided in their individual employment agreements. The terms of those agreements, including those related to severance and change in control, were negotiated in conjunction with the hiring of our named executive officers.

Severance and Change in Control

All of our named executive officers have employment agreements that provide specified change in control and severance benefits. These provisions were included because of the prevalence of such programs in the market and because we thought the protections were necessary to recruit and retain executive talent.

In the event Mr. Muller is terminated by us without cause, he will receive two times his base salary plus two times his target short-term incentive, in addition to certain other benefits further outlined below under Potential Payments Upon Termination. If terminated without cause, Mr. Iaco, Mr. Edgell and Mr. Williams each would receive 1.5 times his base salary plus 1.5 times his target short-term incentive, and Mr. Legro would receive one time his base salary plus one time his target short-term incentive, in addition to certain benefits outlined below under Potential Payments Upon Termination. If any of our named executive officers is terminated in conjunction with a change in control, he will receive three times his base salary plus three times the higher of his target short- term incentive or his actual annual short-term incentive for the year preceding the change in control. Termination of any of our named executive officers without cause or in the event of a change in control will normally result in the immediate vesting of all of his outstanding stock options and restricted stock units. See Potential Payments Upon Termination below for the definition of change in control under our executives’ award agreements and a further discussion of amounts payable to our named executive officers upon termination. See Employment Agreements in the narrative discussion below the Grants of Plan-Based Awards in 2008 table for a description of the vesting terms of long-term incentive awards for our named executive officers in the event of termination or a change in control.

Restrictive Covenants

All of our employees enter into confidentiality and intellectual property agreements, and our named executive officers are also subject to non-solicitation, non-disparagement and non-compete provisions.

Impact of Regulatory Requirements

Several regulatory requirements have an impact on certain of our compensation decisions. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. We have undertaken to qualify certain components of our incentive compensation to executive officers for the performance exception to non-deductibility. However, in appropriate circumstances, it may be necessary or appropriate to pay compensation or make special incentive or retention awards that do not meet the performance-based exception and therefore may not be deductible under Section 162(m). In 2008, $148,597 of compensation to our executive officers was not deductible under the provisions of Section 162(m).

We account for stock-based compensation under FAS 123R, which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. All of the stock-based awards granted in 2008 qualified for equity accounting treatment under FAS 123R. We use the Black-Scholes option-pricing model to measure the grant-date fair value of our stock options. Historically, for determining the number of stock options to grant to employees, we have used a “smoothed” Black-Scholes volatility rate. Our reason for using a “smoothed” volatility rate was that volatility, one of the major inputs in the Black-Scholes calculation, can fluctuate greatly on a given trading day, which can have unintended consequences for purposes of determining the size of employee option grants. For 2008, in order to add more precision to our grant methodology, we began using a volatility rate in the Black-Scholes calculation based on the average volatility of our traded options during the 45 trading days immediately preceding (and inclusive of) the grant date in order to eliminate any perception of subjectivity in determining option award sizes.

Equity Grant Policy

The Equity Grant Policy adopted by the Compensation Committee requires that both annual equity grants and special equity grants must be made during an open trading window, which normally follows our quarterly earnings releases. The annual equity awards specifically are to be made at a Compensation Committee meeting scheduled during the first week of the open trading window following the release of our financial results for the previous fiscal year. The Equity Grant Policy applies to any compensatory equity grant made to employees, including our named executive officers. The Equity Grant Policy requires that the grant date of any equity award approved by the Compensation Committee will be the date of the meeting at which the award was approved, and the grant price will be the closing price of our common stock on the New York Stock Exchange on such date. All of our 2008 long-term incentive awards complied with the terms of our Equity Grant Policy.

Stock Ownership Guidelines

Stock ownership guidelines approved by the Compensation Committee in November 2006 require that our named executive officers, certain other corporate officers and our Board of Directors own certain levels of our stock. Those levels of ownership must be attained over five years from (1) the date of implementation of the guidelines or (2) if the individual did not hold the relevant office at that time, the date the individual becomes a director or an officer at that level. The stock ownership guidelines are set forth below:

Position	Multiple of Annual Salary
Chief Executive Officer	500%
Executive Vice President	400%
Senior Vice President	300%
Vice President	100%
Board of Directors	3x annual LTI Grant

Shares counted toward satisfaction of the guidelines outlined above include shares owned outright, vested restricted stock units or restricted shares, vested stock options (at two-thirds of their value), and phantom shares/units. As of March 9, 2009, due to the significant decline in the price of our common stock as a result of challenging market conditions, none of our named executive officers had met the share ownership requirements under the guidelines. Generally, our named executive officers have until November 2011 to reach these share ownership goals. At its most recent meeting, the Compensation Committee discussed our officers’ current stock ownership levels and the impact of the recent stock price decline on their compliance with these guidelines. The Compensation Committee plans to continue to monitor the appropriateness of the multiples and the timeline for compliance.

Compensation Committee Report

We have reviewed and discussed with management this Compensation Discussion and Analysis to be filed pursuant to the Securities Exchange Act of 1934. Based on these reviews and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Submitted on March 27, 2009 by the members of the Compensation Committee of the Company’s Board of Directors:

Thomas H. Johnson

A. D. (Pete) Correll

William L. Thacker

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding annual compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for 2008 (together, our “named executive officers”).

Name and Principal Position		Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Edward R. Muller Chairman, President and Chief Executive Officer	2008 2007	1,127,597 1,079,616	2,829,047 2,572,928	3,258,788 3,537,071	1,200,000 1,200,000	222,131 179,956	8,637,563 8,569,571
	2006	1,000,000	2,044,445	4,138,173	1,250,000	113,469	8,546,087
James V. Iaco, Jr. Executive Vice President & Chief Financial Officer	2008 2007	482,618 465,925	906,420 913,383	1,064,031 1,242,278	338,100 335,000	95,456 82,477	2,886,625 3,039,063
	2006	450,000	632,928	1,265,443	360,000	94,944	2,803,315
Robert M. Edgell Executive Vice President and Chief Operating Officer	2008 2007	534,810 535,828	997,840 988,714	1,144,060 1,326,088	386,700 386,500	105,585 96,806	3,168,995 3,333,936
	2006	478,846	668,955	1,336,815	400,000	263,026	3,147,642
S. Linn Williams Executive Vice President and General Counsel	2008 2007	480,748 465,925	873,087 877,886	994,938 1,168,700	338,100 335,000	95,400 82,242	2,782,273 2,929,753
	2006	450,000	568,698	1,132,308	360,000	120,325	2,631,331
Thomas E. Legro* Senior Vice President and Controller	2008	330,771	292,291	198,001	1,018,000	66,102	1,905,165

*	Mr. Legro first became a named executive officer in 2008. SEC rules require that only his 2008 compensation be included in the table.

(1)	Reflects the dollar amount recognized for financial statement reporting purposes, in accordance with FAS 123R for restricted stock units awarded under the 2005 Omnibus Incentive Compensation Plan in 2006, 2007 and 2008. Assumptions used in the calculation of these amounts are included in Stock-Based Compensation in Item 7 – Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

Grant Date Fair Value vs. Market Value of Stock Awards. Due to the decline in the market price of our common stock, if the stock awards for which expense is shown in this column were valued in accordance with the market value of the Company’s common stock as of December 31, 2008 or February 25, 2009, rather than the FAS 123R expense, their valuations would differ. These differences are reflected in the supplemental table below for each named executive officer as of December 31, 2008 and February 25, 2009.

Value of Stock Awards vs. FAS 123R Expense (supplemental table)

	Based on Total FAS 123R Expense			Based on 12-31-08 Market Value (a)			Based on 2-25-09 Market Value (b)
	Fiscal 2008 Grants	Prior Grants	Total (c)	Fiscal 2008 Grants	Prior Grants	Total	Fiscal 2008 Grants	Prior Grants	Total
Edward R. Muller	$2,269,992	$7,700,173	$9,970,165	$1,157,071	$5,117,299	$6,274,370	$829,633	$3,669,160	$4,498,793
James V. Iaco	$647,998	$2,524,750	$3,172,748	$330,300	$1,680,543	$2,010,843	$236,829	$1,204,968	$1,441,797
Robert M. Edgell	$741,326	$2,741,534	$3,482,860	$377,872	$1,813,879	$2,191,751	$270,938	$1,300,571	$1,571,509
S. Linn Williams	$647,998	$2,391,416	$3,039,414	$330,300	$1,579,268	$1,909,568	$236,829	$1,132,353	$1,369,182
Thomas E. Legro	$272,467	$779,374	$1,051,841	$138,883	$496,300	$635,183	$99,581	$355,853	$455,434

(a)	Based on closing stock price of $18.87 on December 31, 2008.

(b)	Based on closing stock price of $13.53 on February 25, 2009, the date the Compensation Committee met to determine certain compensation for our named executive officers for 2009.

(c)	Reflects total FAS 123R expense that will be incurred over the vesting period of the stock award.

(2)	For 2008, reflects the dollar amount recognized for financial statement reporting purposes, in accordance with FAS 123R for stock options granted under the 2005 Omnibus Incentive Compensation Plan in 2006, 2007 and 2008. Assumptions used in the calculation of these amounts are included in Stock-Based Compensation in Item 7 – Management’s Discussion and Analysis of Results of Operations and Financial Condition in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009.

Grant Date Fair Value vs. Market Value of Option Awards. Due to the decline in the market price of our common stock, if the valuation for fiscal 2008 expense for the options for which expense is shown in this column was based on the intrinsic value of the award (calculated as the difference between the value of the option based upon the share price of our common stock as of the market close on December 31, 2008 of $18.87 and February 25, 2009 of $13.53 and the option exercise price) rather than the FAS 123R expense reflected in the 2008 Summary Compensation Table, all of the options would be “out of the money” and have no intrinsic value. These amounts are reflected in the supplemental table below for each named executive officer as of December 31, 2008 and February 25, 2009.

Value of Option Awards vs. FAS 123R Expense (supplemental table)

	Grant Date	Share Price at Grant Date	Grant Date Fair Value per Share (a)	Total Options Granted	Intrinsic Value of Grant as of 12-31-08 (b)	Intrinsic Value of Grant as of 2/25/09 (c)	FY08 Expense per FAS 123R (d)
Edward R. Muller	1/13/2006	$24.64	$10.22	405,844	$0	$0	$1,036,931
	2/17/2006	$25.05	$10.38	399,202	$0	$0	$1,035,929
	11/13/2006	$28.89	$6.08	300,000	$0	$0	$572,852
	3/8/2007	$37.71	$8.46	96,261	$0	$0	$271,456
	3/7/2008	$37.02	$9.50	130,742	$0	$0	$341,620

							$3,258,788
James V. Iaco	1/13/2006	$24.64	$10.22	121,753	$0	$0	$311,079
	2/17/2006	$25.05	$10.38	119,760	$0	$0	$310,777
	11/13/2006	$28.89	$6.08	140,000	$0	$0	$267,331
	3/8/2007	$37.71	$8.46	27,420	$0	$0	$77,324
	3/7/2008	$37.02	$9.50	37,322	$0	$0	$97,520

							$1,064,031
Robert M. Edgell	1/13/2006	$24.64	$10.22	128,517	$0	$0	$328,361
	2/17/2006	$25.05	$10.38	126,414	$0	$0	$328,044
	11/13/2006	$28.89	$6.08	150,000	$0	$0	$286,426
	3/8/2007	$37.71	$8.46	31,795	$0	$0	$89,662
	3/7/2008	$37.02	$9.50	42,698	$0	$0	$111,567

							$1,144,060
S. Linn Williams	1/13/2006	$24.64	$10.22	108,225	$0	$0	$276,515
	2/17/2006	$25.05	$10.38	106,454	$0	$0	$276,248
	11/13/2006	$28.89	$6.08	140,000	$0	$0	$267,331
	3/8/2007	$37.71	$8.46	27,420	$0	$0	$77,324
	3/7/2008	$37.02	$9.50	37,322	$0	$0	$97,520

							$994,938
Thomas E. Legro	1/13/2006	$24.64	$10.22	27,056	$0	$0	$69,128
	2/17/2006	$25.05	$10.38	26,613	$0	$0	$69,061
	3/8/2007	$37.71	$8.46	10,567	$0	$0	$28,617
	3/7/2008	$37.02	$9.50	15,693	$0	$0	$31,195

							$198,001

(a)	Option grant date fair value per share is based on a Black-Scholes pricing model, using assumptions in the calculation of these amounts included in the audited financial statements contained in our fiscal 2008 annual report.

(b)	Based on closing stock price of $18.87 on December 31, 2008.

(c)	Based on closing stock price of $13.53 on February 25, 2009, the date the Compensation Committee met to determine certain compensation for our named executive officers for 2009.

(d)	Reflects values included under the Option Awards column of the 2008 Summary Compensation Table. The fiscal 2008 expense in accordance with FAS 123R is generally calculated as follows: total options per vesting tranche multiplied by the option grant date fair value per share and divided by the number of months for the respective vesting periods equals expense per month.

(3)	Reflects amounts paid for performance under the Company’s short-term incentive program. Payments for 2008 were approved by the Company’s Compensation Committee at its February 25, 2009 meeting, and if not deferred by the named executive officer, were paid on March 6, 2009. Mr. Legro’s amount also includes $830,000 for the cash portion of his award under the 2006 Special Bonus Plan. See Compensation Discussion and Analysis – Performance-Based Compensation above for further discussion of 2008 performance goals and payments under this program.

(4)	For 2008, this amount reflects the following for each named executive officer:

•

An annual perquisite allowance for financial and estate planning, income tax preparation and personal club memberships. Mr. Muller received a perquisite allowance of $21,000. Messrs. Iaco, Edgell, Williams and Legro each received a perquisite allowance of $18,000.

•

Matching and profit sharing contributions by the Company to each named executive officer under the Company’s 401(k) Plan and Supplemental Benefit (Savings) Plans. The matching contribution under the 401(k) plan represents 75% of their eligible contributions. In 2008, each named executive officer received a matching contribution of $10,350. In 2008, each named executive officer received a profit sharing contribution to their 401(k) account in the amount of $14,460. In 2008, contributions were made to the non-qualified Supplemental Benefit (Savings) Plan of named executive officers in the following amounts; Mr. Muller – $173,999, Mr. Iaco – $49,219, Mr. Edgell – $59,210, Mr. Williams – $49,163 and Mr. Legro – $23,034.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table sets forth information with respect to stock awards granted during fiscal year ended December 31, 2008 to each of our named executive officers and estimated payouts for 2008 under our short-term incentive program.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) Threshold		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) Target		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) Maximum		Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($) (1)	Grant Date Fair Value of Option Awards ($) (2)
Edward R. Muller		(3)	567,500		1,135,000		2,270,000
	3/7/2008	(4)							61,318		37.02	2,269,992
	3/7/2008	(5)								130,742	37.02		1,242,049
James V. Iaco, Jr.		(3)	157,950		315,900		631,800
	3/7/2008	(4)							17,504		37.02	647,998
	3/7/2008	(5)								37,322	37.02		354,559
Robert M. Edgell		(3)	180,700		361,400		722,800
	3/7/2008	(4)							20,025		37.02	741,326
	3/7/2008	(5)								42,698	37.02		405,631
S. Linn Williams		(3)	157,950		315,900		631,800
	3/7/2008	(4)							17,504		37.02	647,998
	3/7/2008	(5)								37,322	37.02		354,559
Thomas E. Legro		(3)	83,750	(5)	167,500	(5)	335,000	(5)
	3/7/2008	(4)							7,360		37.02	272,467
	3/7/2008	(5)								15,693	37.02		149,084

(1)	Represents the total grant date fair value of restricted stock awards granted during 2008, calculated in accordance with FAS 123R.

(2)	Represents the total grant date fair value of option awards granted during 2008, calculated in accordance with FAS 123R, using the Black-Scholes option-pricing model.

(3)	Represents threshold, target and maximum level payouts for 2008 under the short-term incentive program. For actual amounts paid under the short-term incentive program for 2008, see Non-Equity Incentive Plan Compensation under the 2008 Summary Compensation Table above.

(4)	Restricted stock units were granted on March 7, 2008 under our 2005 Omnibus Incentive Compensation Plan. The restricted stock units vest ratably over three years, and delivery of shares is deferred until termination.

(5)	Stock options were granted on March 7, 2008 under our 2005 Omnibus Incentive Compensation Plan. The stock options vest ratably over three years and expire on March 7, 2013.

Employment Agreements

Mirant has entered into employment agreements with each of the named executive officers. The agreements have three-year terms and continue through late 2008 or early 2009. After the three year term, the agreements are to be automatically extended in one-year increments unless we give prior notice of termination. All of the agreements have been automatically extended for the first one-year period. The compensation payable under each employment agreement is discussed below. Certain amounts are paid immediately if the employee dies, becomes disabled, or is terminated without cause. See Potential Payments Upon Termination below for further discussion of those payments. The Board has sole responsibility for administering these agreements.

Edward R. Muller Employment Agreement

Effective September 30, 2005, Mirant entered into an employment agreement with Mr. Muller. This agreement provides for compensation and benefits during the three-year term of the agreement, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Muller’s initial base salary was $1 million. In 2007, Mr. Muller’s base salary was $1.1 million. Effective March 1, 2008, Mr. Muller’s base salary was increased to $1.135 million. In addition, Mr. Muller’s target short-term incentive level during the term of his employment was to be no less than 100% of his base salary with a maximum of two times the target. Mr. Muller’s employment agreement specifies that long-term incentive grants will be governed by the terms of specific award agreements. Those agreements are discussed below under Stock Award Agreements. Mr. Muller’s long-term incentive grants for 2008 are set forth above under Grants of Plan-Based Awards in 2008. For a description of potential payments to Mr. Muller upon termination or a change in control, see Post-Termination Compensation under Compensation Discussion and Analysis above.

James V. Iaco, Jr. Employment Agreement

Effective November 7, 2005, Mirant entered into an employment agreement with Mr. Iaco. The agreement provides for compensation and benefits during its three-year term, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Iaco’s initial base salary was $450,000. In 2007 his base salary was $470,000. Effective March 1, 2008, Mr. Iaco’s base salary was increased to $486,000. Mr. Iaco’s target short-term incentive level during the term of his employment will be no less than 65% of base salary with a maximum of two times the target. Mr. Iaco’s employment agreement specifies that long-term incentive grants will be governed by the terms of specific award agreements. Those agreements are discussed below under Stock Award Agreements. Mr. Iaco’s equity grants for 2008 are set forth above under Grants of Plan-Based Awards in 2008. For a description of potential payments to Mr. Iaco upon termination or a change in control, see Post-Termination Compensation under Compensation Discussion and Analysis above.

Robert M. Edgell Employment Agreement

Effective January 3, 2006, Mirant entered into an employment agreement with Mr. Edgell. The agreement provides for compensation and benefits during its three-year term, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Edgell’s initial base salary was $500,000. In 2007 his base salary was $545,000. Effective March 1, 2008, Mr. Edgell’s base salary was increased to $556,000. Mr. Edgell’s target short-term incentive level during the term of his employment will be no less than 65% of his base salary with a maximum of two times the target. Mr. Edgell’s employment agreement specifies that long-term incentive grants will be governed by the terms of specific award agreements. Those agreements are discussed below under Stock Award Agreements. Mr. Edgell’s long-term incentive grants for 2008 are set forth above under Grants of Plan-Based Awards in 2008. For a description of potential payments to Mr. Edgell upon termination or a change in control, see Post-Termination Compensation under Compensation Discussion and Analysis above.

S. Linn Williams Employment Agreement

Effective November 7, 2005, Mirant entered into an employment agreement with Mr. Williams. The agreement provides for compensation and benefits during its three-year term, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Williams’s initial base salary was $450,000. In 2007 his base salary was $470,000. Effective March 1, 2008, Mr. Williams’ base salary was increased to $486,000. Mr. Williams’s target short-term incentive level during the term of his employment will be no less than 65% of base salary with a maximum of two times the target. Mr. Williams’s employment agreement specifies that long-term incentive grants will be governed by the terms of specific award agreements. Those agreements are discussed below under Stock Award Agreements. Mr. Williams’s long-term incentive grants for 2008 are set forth above under Grants of Plan-Based Awards in 2008. For a description of potential payments to Mr. Williams upon termination or a change in control, see Post-Termination Compensation under Compensation Discussion and Analysis above.

Thomas E. Legro Employment Agreement

Effective December 1, 2005, Mirant entered into an employment agreement with Mr. Legro. The agreement provided for compensation and benefits during its three-year term, with automatic successive one-year renewals. Under the terms of the agreement, Mr. Legro’s initial base salary was $300,000 in 2006. In 2007 his base salary was increased to $315,000. In 2008 his base salary was increased to $335,000. Mr. Legro’s target short-term incentive level during the term of his employment will be no less than 50% of base salary with a maximum of two times the target. Mr. Legro’s employment agreement specified that long-term incentive grants would be governed by the terms of specific award agreements. Those agreements are discussed below under Stock Award Agreements. Mr. Legro’s long-term incentive grants for 2008 are set forth above under Grants of Plan-Based Awards in 2008. For a description of potential payments to Mr. Legro upon termination or a change in control, see Post-Termination Compensation under Compensation Discussion and Analysis above.

Stock Award Agreements

The 2008 long-term incentive grants of stock options and restricted stock units were made under our 2005 Omnibus Incentive Compensation Plan, and the terms of the grants are included in specific award agreements to our named executive officers. If any dividends or other distributions are paid on the Company’s common stock while the restricted stock units are outstanding, the dollar amount or fair value of such distributions with respect to the number of common shares underlying the units will be converted into additional restricted stock units based on the fair market value of the common stock on the date of distribution. The stock options do not include any right to receive dividend or distribution amounts on the common stock prior to exercise. For further discussion of the terms of these awards, see Long-Term Incentive Grants under the Compensation Discussion and Analysis above.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth information regarding the unexercised options and unvested restricted stock units held by our named executive officers as of December 31, 2008.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Vested	Number of Securities Underlying Unexercised Options (#) Unvested (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Edward R. Muller	1/13/2006	304,383	101,461	24.64	1/13/2016	20,292	382,910
	2/17/2006	299,401	99,801	25.05	2/17/2016	19,960	376,645
	11/13/2006	300,000	0	28.89	11/13/2009	0	0
	3/8/2007	32,087	64,174	37.71	3/8/2012	39,088	737,591
	3/7/2008	0	130,742	37.02	3/7/2013	61,318	1,157,071
James V. Iaco	1/13/2006	0	30,439	24.64	1/13/2016	6,088	114,881
	2/17/2006	0	29,940	25.05	2/17/2016	5,988	112,994
	11/13/2006	140,000	0	28.89	11/13/2009	0	0
	3/8/2007	0	18,280	37.71	3/8/2012	11,134	210,099
	3/7/2008	0	37,322	37.02	3/7/2013	17,504	330,300
Robert M. Edgell	1/13/2006	96,388	32,129	24.64	1/13/2016	6,426	121,259
	2/17/2006	94,810	31,604	25.05	2/17/2016	6,321	119,277
	11/13/2006	150,000	0	28.89	11/13/2009	0	0
	3/8/2007	10,598	21,197	37.71	3/8/2012	12,911	243,631
	3/7/2008	0	42,698	37.02	3/7/2013	20,025	377,872
S. Linn Williams	1/13/2006	0	27,057	24.64	1/13/2016	5,411	102,106
	2/17/2006	0	26,614	25.05	2/17/2016	5,323	100,445
	11/13/2006	140,000	0	28.89	11/13/2009	0	0
	3/8/2007	9,140	18,280	37.71	3/8/2012	11,134	210,099
	3/7/2008	0	37,322	37.02	3/7/2013	17,504	330,300
Thomas E. Legro	1/13/2006	0	6,764	24.64	1/13/2016	1,353	25,531
	2/17/2006	0	6,654	25.05	2/17/2016	1,331	25,116
	3/8/2007	0	7,044	37.71	3/8/2012	4,291	80,971
	3/7/2008	0	15,693	37.02	3/7/2013	7,360	138,883

(1)	Stock options and restricted stock units granted on January 13, 2006 and February 17, 2006 vest in four equal installments at 6 months, 12 months, 24 months, and 36 months from January 3, 2006. Stock options and restricted stock units granted on March 8, 2007 vest ratably over three years beginning on March 8, 2008. Stock options and restricted stock units granted on March 7, 2008 vest ratably over three years beginning on March 7, 2009. Delivery of shares for vested restricted stock units is deferred until employment terminates. The stock options granted on January 13, 2006 and February 17, 2006 expire 10 years from their grant dates. The stock options granted on November 13, 2006 expire 3 years from their grant date. The stock options granted on March 8, 2007 and March 7, 2008 expire 5 years from their grant dates.

(2)	Market value is based on Mirant’s closing stock price on December 31, 2008 of $18.87.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth information regarding option exercises and restricted stock units that vested during the fiscal year ended December 31, 2008 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Edward R. Muller	—	—	111,342	4,256,639
James V. Iaco	129,398	1,620,697	41,698	1,602,374
Robert M. Edgell	—	—	44,975	1,727,775
S. Linn Williams	161,008	2,101,104	40,356	1,551,871
Thomas E. Legro	43,774	687,797	13,960	537,906

(1)	Amount reflects the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amount reflects the market value of our common stock on the day the shares vested. Shares have vested, but they are not received until termination.

2008 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding executive contributions, company contributions, earnings and account balances for each of the participating named executive officers in the Deferred Compensation Plan and the Supplemental Benefit (Savings) Plan, which are described below. No named executive officer made any withdrawals or received any distributions during fiscal 2008 from either plan. Only Messrs. Muller and Williams participated in the Deferred Compensation Plan in 2008. All named executive officers participated in the Supplemental Benefit (Savings) Plan in 2008.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Edward R. Muller	Deferred Compensation	292,924	0	(179,781)	0	507,438	(4)
	Supplemental Benefit	0	173,999	17,165	0	415,075	(5)
James V. Iaco	Deferred Compensation	—	—	—	—	—
	Supplemental Benefit	0	49,220	4,664	0	115,291	(5)
Robert M. Edgell	Deferred Compensation	—	—	—	—	—
	Supplemental Benefit	0	59,211	5,274	0	131,820	(5)
S. Linn Williams	Deferred Compensation	81,834	0	(86,611)	0	129,451	(4)
	Supplemental Benefit	0	49,164	4,671	0	115,368	(5)
Thomas E. Legro	Deferred Compensation	—	—	—	—	—
	Supplemental Benefit	0	23,034	1,874	0	48,664	(5)

(1)	Of the amounts contributed by Messrs. Muller and Williams during 2008, $112,924 and $48,334, respectively, are included as compensation under Salary in the 2008 Summary Compensation Table above, and $180,000 and $33,500, respectively, are included as compensation under Non-Equity Incentive Plan Compensation in the 2008 Summary Compensation Table above.

(2)	In 2008, the Company made contributions to the non-qualified Supplemental Benefit (Savings) Plan of named executive officers in the amounts listed. These Company contributions are included as compensation under All Other Compensation in the 2008 Summary Compensation Table above.

(3)	Earnings for the Deferred Compensation Plan are based on market performance. Earnings for the Supplemental Benefit (Savings) Plan are credited with the prime rate of interest.

(4)	Of this amount the following amounts were reported as compensation to the executive in the Summary Compensation Table in prior years’ Proxy Statements: Mr. Muller – $394,295; Mr. Williams — $134,228.

(5)	Of this amount the following amounts were reported as compensation to the executive in the Summary Compensation Table in prior years’ Proxy Statements: Mr. Muller – $223,911; Mr. Iaco – $61,407; Mr. Edgell – $67,335; Mr. Williams – $61,534. Mr. Legro’s information was not previously reported in the Summary Compensation Table as he did not become a named executive officer until 2008.

Mirant Corporation Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified plan intended to comply with the requirements of Section 409A of the Internal Revenue Code. Employees may defer up to 100% of base pay and/or short-term incentive pay (less applicable FICA taxes). The Plan allows participants to choose among 21 different investment funds. The investment funds are the same funds offered under our 401(k) plan, with two exceptions. Because common collective trusts are not allowed in the Deferred Compensation Plan, two fund choices have been substituted. Deferred Compensation Plan participants may change their investment election or transfer balances amongst the various funds at any time. Final distributions from the accounts are made upon termination of employment with the Company and may be made in a lump sum or in annual installments for up to 10 years, in accordance with the participant’s prior election. Distributions to named executive officers will be made no earlier than six months following their termination of service. Early withdrawals from the accounts are not permitted, with the exception of an in-service withdrawal election for a future known date set during the annual enrollment period.

Mirant Corporation Supplemental Benefit (Savings) Plan

The Supplemental Benefit (Savings) Plan is a non-qualified plan intended to compensate executives for IRS limitations on compensation on Company matching and profit sharing contributions to a qualified 401(k) plan or to provide parity with respect to Company matching and profit sharing 401(k) contributions due to executive deferrals of income pursuant to the Deferred Compensation Plan. All amounts credited to the account of a participant are credited with deemed interest at the prime rate as published in the Wall Street Journal, compounded daily. Final distributions from the accounts are made upon termination of employment with the Company and may be made in a lump sum or in annual installments for up to 10 years, in accordance with the participant’s prior election. Distributions to named executive officers will be made no earlier than six months following their termination of service. Early withdrawals from the accounts are not permitted.

Potential Payments Upon Termination

Each of our named executive officers has an employment agreement that provides for certain severance payments in the event his employment is terminated without good cause, or due to death, disability or a change in control. The agreements have three-year terms and continue through late 2008 or early 2009. After the three year term, the agreements are to be automatically extended in one-year increments unless we give prior notice of termination. All of the agreements have been automatically extended for the first one-year period.

Termination Without Cause or for Good Reason

Under the agreements, the executives receive severance payments in the event of (1) termination without Cause (as defined below); (2) failure to renew their contract on competitive terms; or (3) termination by the executive for Good Reason (as defined below). These severance payments are a combination of a multiple of the executive’s annual salary and a multiple of his target short-term incentive in the year in which his employment is terminated. A description of the payout multiples for our named executive officers is included under Post-Termination Compensation in Compensation Discussion and Analysis above. Unvested stock options and unvested restricted stock units held by executives will accelerate, vest and become exercisable. Executives also will receive a pro-rata portion of their target bonus payment under the short-term incentive plan for the year in which they are terminated, regardless of Company performance. In addition to the payments related to base salary and short-term incentive, the named executive officer will receive the following:

•

An amount equal to two times the Company’s annual cost for life and long-term disability insurance provided to the executive immediately prior to termination (Mr. Legro will receive an amount equal to one time the Company’s annual cost for life and long-term disability insurance provided to him immediately prior to termination);

•

An amount equal to two times the sum of the annual matching contribution under the Employee Savings Plan and Supplemental Benefit (Savings) Plan for the year immediately preceding the year in which employment terminates (Mr. Legro will receive an amount equal to one time the sum of the annual matching contribution under the Employee Savings Plan and Supplemental Benefit (Savings) Plan for the year immediately preceding the year in which employment terminates);

•	An amount equal to the fixed profit sharing and discretionary profit sharing contributions received under the 401(k) Plan for the year immediately preceding the year in which employment terminates;

•

18 months of continued coverage for medical, dental and other group health benefits and plans in effect on the date of termination (Mr. Legro will receive 12 months of continued coverage for medical, dental and other group health benefits and plans in effect on the date of termination); and

•

A lump sum amount equal to the cost of 6 months of additional benefit coverage under the medical, dental and vision plans in which the executive participates on the date of termination (not applicable to Mr. Legro).

The amounts described in the first three bullet points above will be paid in a lump sum on the date 6 months from separation of service in accordance with Section 409A.

“Cause” is defined in the named executive officers’ employment agreements as:

•	the conviction of, or an agreement to a plea of nolo contendere to, a crime involving moral turpitude or any felony;

•	willful refusal to perform duties as reasonably directed by the Board under the employment agreement or any other agreement;

•

in carrying out executive duties, engagement in conduct that constitutes fraud, willful neglect or willful misconduct which, in either case would result in demonstrable harm to the business, operations, prospects or reputation of the Company;

•	a material violation of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; or

•	any other material breach of the employment agreement.

“Good Reason” is defined in the named executive officers’ employment agreements as:

•	reduction by the Company of the amount of the executive’s then current base salary or the target for his annual bonus;

•	a material diminution in the executive’s title, authority, duties or responsibilities or the assignment of duties to executive which are materially inconsistent with his position;

•

the failure of the Company to obtain in writing the obligation to perform the employment agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or

•	following a change in control, the requirement that the executive move his principal place of business by more than 50 miles from the previous location without his consent.

Death or Disability

Under their employment agreements, the named executive officers or their representatives are entitled to severance payments upon death or disability. In the event that an executive’s employment is terminated as a result of death or disability, he or his representative would receive the following:

•

a lump sum payment in an amount equal to his target annual bonus for the year of termination prorated for the number of days that the executive was employed by the Company, regardless of Company performance;

•	base salary through the date of termination to the extent not previously paid;

•

to the extent not previously paid, the amount of any bonus, incentive compensation, and other compensation earned or accrued by the executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company; and

•	any vacation pay, expense reimbursements and other cash entitlements due and owing to the executive, in accordance with Company policy, as of the date of termination to the extent not previously paid.

Unvested stock options and unvested restricted stock units held by executives will accelerate, vest and become exercisable upon termination as a result of death or disability.

Termination Following Change in Control

The employment agreements also provide that named executive officers are entitled to certain severance benefits following a change in control of the Company. If, for up to two years following a change in control, the named executive officer is terminated for any reason, other than by reason of disability or for Cause (as defined above), or if such executive officer terminates his or her employment for Good Reason (as defined above), then the named executive officer would receive the following:

•

Payment equal to the sum of (i) three times the named executive officer’s base salary and (ii) the higher of (a) three times the last full-year’s annual short-term incentive payment or (b) three times the target annual short-term incentive payment for the year in which termination occurs;

•	A multiple of three times the benefits related to life and long-term disability insurance and contributions under the Employee Savings Plan and Supplemental Benefit (Savings) Plan outlined above;

•	18 months of continued coverage for medical, dental and other group health benefits and plans in effect at the date of termination; and

•

A lump sum amount equal to the cost of 18 months of additional benefit coverage under the medical, dental and vision plans in which the executive participates on the date of termination (Mr. Legro will receive a lump sum amount equal to the cost of 6 months of additional benefit coverage under the medical, dental and vision plans in which he participates on the date of termination).

The severance generally would be paid in the form of a lump sum cash payment. In addition, in accordance with the terms of the award agreements for each of the named executive officers, unvested stock options and unvested restricted stock units accelerate, vest, and become exercisable if they are not replaced upon the change in control.

Under the employment agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Securities Exchange Act of 1934, acquires 50 percent or more of our voting securities;

•	a majority of our Board of Directors is replaced by a two-thirds vote;

•	consummation of a reorganization, merger, consolidation, sale or other disposition with more than a 50% beneficial ownership change; or

•	stockholders approve certain mergers, or a liquidation or sale of our assets.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will “gross up,” on an after-tax basis, the named executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest, but the gross up is capped at $7 million for the Chief Executive Officer and at $2 million for all other named executive officers.

Potential Payments Upon Termination Table

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment in the situations outlined above. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at December 31, 2008, including a gross-up for certain taxes in the event that any payments made in connection with a change in control were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Values for the accelerating vesting of stock option and restricted stock unit grants are based on our closing price of $18.87 on December 31, 2008. The table below does not include amounts to which the named executive officers would be entitled that are already described in the compensation tables appearing earlier in this Proxy Statement, including the value of equity awards that have already vested and amounts previously deferred under the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION

Name	Severance Amount ($) (1)	Accelerated Vesting of Stock Options ($)	Accelerated Vesting of Restricted Stock ($)	Benefit Continuation ($) (2)	Estimated Tax Gross-Up ($) (3)	Total ($)
Edward R. Muller
Change-in-Control	7,005,000	0	2,654,227	559,500	4,075,000	14,293,727
Good Reason	4,540,000	0	2,654,227	373,000	—	7,567,227
For Cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Death	1,135,000	0	2,654,227	—	—	3,789,227
Disability	1,135,000	0	2,654,227	—	—	3,789,227

James V. Iaco
Change-in-Control	2,463,000	0	768,274	262,600	1,195,000	4,688,874
Good Reason	1,202,850	0	768,274	175,000	—	2,146,124
For Cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Death	315,900	0	768,274	—	—	1,084,174
Disability	315,900	0	768,274	—	—	1,084,174

Robert M. Edgell
Change-in-Control	2,827,500	0	862,039	287,500	1,471,000	5,448,039
Good Reason	1,376,100	0	862,039	191,700	—	2,429,839
For Cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Death	361,400	0	862,039	—	—	1,223,439
Disability	361,400	0	862,039	—	—	1,223,439

S. Linn Williams
Change-in-Control	2,463,000	0	742,950	243,100	1,380,000	4,829,050
Good Reason	1,202,850	0	742,950	162,000	—	2,107,800
For Cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Death	315,900	0	742,950	—	—	1,058,850
Disability	315,900	0	742,950	—	—	1,058,850

Thomas E. Legro
Change-in-Control	1,550,847	0	270,501	116,100	818,000	2,755,448
Good Reason	502,500	0	270,501	58,100	—	831,101
For Cause	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Death	167,500	0	270,501	—	—	438,001
Disability	167,500	0	270,501	—	—	438,001

(1)	Includes appropriate multiples of base salary and bonus (higher of target or actual of prior year) as outlined in employment agreements. 2007 actual bonus payments made in 2008 are included in the calculations above as they were higher than each executive’s target amount.

(2)	Includes payments in respect of continued health, welfare and retirement benefits as outlined in employment agreements.

(3)	With respect to tax gross-ups, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20% and an individual tax rate of 42.45% (a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate).

2008 DIRECTOR COMPENSATION TABLE

In May 2006, the Compensation Committee adopted the 2006 Non-Employee Directors Compensation Plan that sets forth the annual and supplemental retainers, meeting fees and equity compensation payable to the non-employee directors. Pursuant to this plan, our non-management directors each receive an annual retainer of $60,000 and are paid $1,500 for each Board and committee meeting that they attend. The following annual supplemental retainers also are paid as applicable: $20,000 for the Audit Committee Chair; $10,000 for each of the Compensation and Nominating and Governance Committee Chairs, and $20,000 for the lead independent director. The directors also received an annual stock award grant, which in 2008 consisted of restricted stock units. The total targeted economic value of those grants was $75,000 for each director. Prior to 2008, the directors received an annual stock award of restricted stock units and stock options. The Company reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, as well as for continuing education programs related to their directorships. Our non-management directors may elect to defer all or part of their annual retainer, annual supplemental retainer, or meeting fees, pursuant to the Deferred Compensation Plan.

For 2009, our non-management directors will no longer receive meeting fees and will receive an annual retainer of $82,500 and an annual stock award grant, consisting of restricted stock units, with a total targeted economic value of $82,500. The annual supplemental retainers described above will remain unchanged.

The following table provides 2008 compensation information for each non-management member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Total Compensation ($)
Thomas W. Cason	108,500		76,010	26,699	211,209
A.D. Correll	124,500		76,010	26,699	227,209
Terry G. Dallas	87,000	(3)	76,010	26,699	189,709
Thomas H. Johnson	101,500		76,010	26,699	204,209
John T. Miller	87,000		76,010	26,699	189,709
Robert C. Murray	88,500		76,010	26,699	191,209
John M. Quain	91,500		76,010	26,699	194,209
William L. Thacker	93,000		76,010	26,699	195,709

(1)	Each non-management director received a grant of 1,929 restricted stock units on May 12, 2008. The restricted stock units vest 100% on May 12, 2009, and delivery of the shares for the restricted stock units is deferred until their directorship terminates. Each restricted stock unit represents a contingent right to receive one share of our common stock. The amounts in the stock award column reflect the dollar amount recognized for fiscal year ended December 31, 2008, in accordance with FAS 123R. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Assumptions used in the calculation of these amounts are included under Stock-Based Compensation in Item 7 – Management’s Discussion and Analysis of Results of Operation and Financial Condition in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009. The grant date fair value, calculated in accordance with FAS 123R, for each restricted stock unit granted on May 12, 2008 was $38.88, for a total grant date fair value of $75,000. Each non-management director held 1,929 unvested restricted stock units as of December 31, 2008.

(2)	The amounts in the option awards column reflect the dollar amounts recognized under FAS 123R using the Black-Scholes option-pricing model for option awards granted in years prior to 2008. Pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Assumptions used in the calculation of these amounts are included under Stock-Based Compensation in Item 7 – Management’s Discussion and Analysis of Results of Operation and Financial Condition in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009. Each non-management director held 12,023 options as of December 31, 2008.

(3)	Mr. Dallas elected to defer $87,000 in fees pursuant to the Deferred Compensation Plan. Any earnings under the Deferred Compensation Plan are at market and are not preferential.

Other Information

Security Ownership of Directors, Executive Officers, and Certain Beneficial Owners

Except as otherwise indicated, the following table shows the beneficial ownership of Mirant common stock as of March 9, 2009 for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock; (ii) each director of the Company; (iii) each named executive officer of the Company; and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, each person listed below has sole voting and dispositive (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. The business address of each director and/or executive officer of the Company listed below is 1155 Perimeter Center West, Atlanta, GA 30338-5416.

	Total Beneficial Ownership (1)		Percentage of Shares Owned (2)
Thomas W. Cason	16,156	(3)	*
A. D. Correll	15,582	(4)	*
Terry G. Dallas	17,156	(5)	*
Robert M. Edgell	536,706	(6)	*
James V. Iaco, Jr.	311,287	(7)	*
Thomas H. Johnson	15,156	(8)	*
Thomas E. Legro	48,781	(9)	*
John T. Miller	17,268	(10)	*
Edward R. Muller	1,484,884	(11)	1.03%
Robert C. Murray	16,156	(12)	*
John M. Quain	15,156	(13)	*
William L. Thacker	15,156	(14)	*
S. Linn Williams	308,352	(15)	*
Directors and Executive Officers as a Group (13 people)	2,817,796		1.93%
Solus Alternative Asset Management LP (16)	8,500,000		5.93%
Paulson & Co. Inc. (17)	18,394,000		12.83%
Morgan Stanley (18)	8,209,852		5.73%
Bank of America (19)	7,917,390		5.52%
BNP Paribas Arbitrage SA (20)	15,521,297		10.83%

*	Less than 1%

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof. This column includes ownership interests in Mirant common shares, non-convertible economic interests, and shares individuals have rights to acquire within 60 days (as of March 9, 2009). Vested restricted stock units, the delivery of which is deferred as noted below, may not be voted until delivered to the director or executive.

(2)	Based on an aggregate of 143,336,554 shares issued, outstanding and entitled to vote as of March 9, 2009. Assumes that all options beneficially owned by the person are exercised for shares of common stock and includes vested restricted stock units beneficially owned by the person. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock and does not include vested restricted stock units beneficially owned by other persons.

(3)	Includes outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009. Also includes 2,118 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(4)	Includes (i) outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009, and (ii) 325 warrants to purchase Mirant Common stock, which were granted to former Mirant stockholders in connection with Mirant’s emergence from bankruptcy. Also includes 2,118 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(5)	Includes outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009. Also includes 3,133 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(6)	Represents outstanding options to purchase 440,361 shares, which were exercisable within 60 days of March 9, 2009. Also includes 96,345 vested restricted stock units, delivery of which is deferred until the earlier of termination or a Change in Control.

(7)	Represents outstanding options to purchase 221,960 shares, which were exercisable within 60 days of March 9, 2009. Also includes 89,327 vested restricted stock units, delivery of which is deferred until the earlier of termination or a Change in Control.

(8)	Includes outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009. Also includes 2,118 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(9)	Includes outstanding options to purchase 22,171 shares, which were exercisable within 60 days of March 9, 2009. Also includes 26,610 vested restricted stock units, delivery of which is deferred until the earlier of termination or a Change in Control.

(10)	Includes outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009 and (ii) 43 warrants to purchase Mirant common stock, which were granted to former Mirant stockholders in connection with Mirant’s emergence from bankruptcy. Also includes 2,118 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(11)	Represents outstanding options to purchase 1,212,801 shares, which were exercisable within 60 days of March 9, 2009. Also includes 272,083 vested restricted stock units, delivery of which is deferred until the earlier of termination or a Change in Control.

(12)	Includes outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009. Also includes 2,118 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(13)	Includes outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009. Also includes 2,118 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(14)	Represents outstanding options to purchase 12,023 shares, which were exercisable within 60 days of March 9, 2009. Also includes 3,133 vested restricted stock units, delivery of which is deferred until termination of service from the Board of Directors.

(15)	Represents outstanding options to purchase 224,392 shares, which were exercisable within 60 days of March 9, 2009. Also includes 83,960 vested restricted stock units, delivery of which is deferred until the earlier of termination or a Change in Control.

(16)

Solus Alternative Asset Management LP (“Solus”) is an investment adviser located at 430 Park Avenue, 9th Floor, New York, New York 10022. In its role as investment manager, Solus possesses shared voting and dispositive power with regard to all such securities. Solus disclaims beneficial ownership of such securities. This information is based on a Schedule 13G/A filed with the SEC on February 17, 2009, and represents holdings as of December 31, 2008.

(17)	Paulson & Co. Inc. (“Paulson”) is an investment advisor located at 590 Madison Avenue, New York, New York 10022. In its role as investment advisor, Paulson possesses shared voting and dispositive power with regard to all such securities. This information is based on a Schedule 13G filed with the SEC on November 17, 2008, and represents holdings as of November 7, 2008.

(18)	Morgan Stanley (“Morgan”) is a holding company located at 1585 Broadway, New York, New York 10036. In its role as a parent holding company or control person in accordance with 17 CFR 240.13d-1(b)(1)(ii)(G), Morgan possesses sole voting power with respect to 8,188,071 securities and shared voting power with respect to 21,781 securities, and sole dispositive power with regard to all such securities. This information is based on a Schedule 13G/A filed with the SEC on February 17, 2009, and represents holdings as of December 31, 2008.

(19)	Bank of America (“BOA”) is a holding company located at 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. In its role as a parent holding company or control person in accordance with 17 CFR 240.13d-1(b)(1)(ii)(G), BOA possesses shared voting power with respect to 7,906,961 securities, and shared dispositive power with regard to 7,917,390 securities. This information is based on a schedule 13G/A filed with the SEC on February 24, 2009, and represents holdings as of December 31, 2008.

(20)	BNP Paribas Arbitrage SA (“BNP”) is located at 787 Seventh Avenue, New York, New York 10019. BNP possesses sole voting and dispositive power with regard to all such securities. This information is based on a schedule 13G/A filed with the SEC on September 17, 2008, and represents holdings as of August 12, 2008.

Codes of Ethics

Mirant’s Code of Ethics and Business Conduct provides guidance to employees in making lawful and ethical decisions and applies to officers and employees of Mirant and its subsidiaries, and our Board of Directors. Mirant also has adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Risk Officer, Senior Vice President – Tax, Controller and Assistant Controller. This Code of Ethics is intended to deter wrongdoing and promote honest and ethical conduct and compliance with applicable laws, rules and regulations. Both the Code of Ethics and Business Conduct and the Code of Ethics for Senior Financial Officers are available on our website at http://www.mirant.com and are available in print to any stockholder upon written request to our Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Mirant directors and executive officers to file reports with the SEC showing their holdings of and transactions in Mirant securities. It is generally the practice of the Company to file the forms on behalf of these directors and executive officers. All such forms were timely filed for 2008, except that a late Form 4 showing John T. Miller’s acquisition and subsequent disposition of 47 shares of Mirant common stock was filed on January 29, 2008. Mr. Miller received the shares in connection with the final settlement between the Company and Potomac Electric Power Company, which resulted in an additional distribution of reserved Mirant shares to former debt holders. The shares were received on September 4, 2007, and were subsequently sold on January 14, 2008.

Stockholder Proposals

Stockholder proposals to be considered for inclusion in Mirant’s proxy materials, pursuant to Rule 14a-8 under the Exchange Act, for the 2010 Annual Meeting of Stockholders must be received no later than November 27, 2009. Stockholder proposals must be submitted in writing to our Corporate Secretary at Mirant Corporation, 1155 Perimeter Center West, Atlanta, GA 30338-5416. For stockholder proposals that are not included in Mirant’s proxy materials to be presented at next year’s meeting, you must comply with the requirements set forth in Article II, Section 11(A) of our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the prior year’s Annual Meeting. Accordingly, for the 2010 Annual Meeting of Stockholders, the Corporate Secretary must receive the proposal no earlier than January 7, 2010, and no later than February 6, 2010. The proxy solicited by the Board of Directors for next year’s meeting will confer discretionary authority to vote on any proposal that does not meet these requirements.

EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN OR

ACCOMPANYING THIS PROXY STATEMENT

This Proxy Statement is being distributed to stockholders as part of a larger publication containing other documents and information of interest to stockholders concerning the Annual Meeting. The reports of the Audit Committee and Compensation Committee shall not be deemed to be filed or incorporated by reference into any filing with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, unless specifically provided otherwise in such filing.

This Proxy Statement is accompanied or preceded by Mirant’s 2008 Annual Report on Form 10-K. The 2008 Annual Report on Form 10-K, which includes audited consolidated financial statements and other information about Mirant, is not incorporated in the Proxy Statement is not deemed to be part of the proxy soliciting material.

MIRANT CORPORATION 1155 PERIMETER CENTER WEST ATLANTA, GA 30338

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Mirant Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mirant Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MIRNT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIRANT CORPORATION Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED.			☐	☐	☐

1.	Election of nine directors for term ending in 2010
Nominees:
	01) Thomas W. Cason 02) A.D. (Pete) Correll 03) Terry G. Dallas 04) Thomas H. Johnson 05) John T. Miller	06) Edward R. Muller 07) Robert C. Murray 08) John M. Quain 09) William L. Thacker

Vote on Proposals THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.							For	Against	Abstain
2.	Ratification of Appointment of KPMG LLP as Independent Registered Public Accountant for 2009						☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.
3.	Stockholder Proposal Regarding Report on Global Warming						☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2, and AGAINST ITEM 3. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on            ☐

the back where indicated.

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No	Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

2008 Annual Report and Notice of 2009 Annual Meeting and Proxy Statement are available at

www.proxyvote.com.

MIRANT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 7, 2009

The stockholder(s) hereby appoint(s) Edward R. Muller and James V. laco, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Mirant Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Eastern Daylight Time, on May 7, 2009, at Mirant Corporation’s Corporate Headquarters, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF APPOINTMENT OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2009 AND AGAINST THE STOCKHOLDER PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____________________________________________________________________________________
_______________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE